UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934

(Amendment No.                )

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CADENCE BANCORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

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2800 Post Oak Boulevard, Suite 3800

Houston, Texas 77056

March 30, 2018

Dear Stockholder:

On behalf of the Board of Directors and management of Cadence Bancorporation, I am pleased to invite you to the 2018 Annual Meeting of Stockholders. The Annual Meeting will be held at The Houstonian Hotel, 111 North Post Oak Lane, Houston, Texas 77024 on Wednesday, May 16, 2018 at 10:00 a.m., local time.

As described in more detail in the accompanying Notice of Annual Meeting and Proxy Statement, the formal business to be conducted at the Annual Meeting is:

1.	The election of Paul B. Murphy, Jr. as a Class I director to serve for a three-year term expiring at the 2021 Annual Meeting of Stockholders;

2.	The ratification of the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm for fiscal year 2018;

3.	The approval of an Employee Stock Purchase Plan proposed to be established by Cadence Bancorporation; and

4.	Such other business as properly may come before the Annual Meeting or any adjournments or postponements thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

Certain members of our Board of Directors and senior officers, as well as representatives from our independent registered public accounting firm, will be present to respond to appropriate questions from stockholders.

Your vote is important. Whether or not you plan to attend the meeting, please complete, sign, date and return the enclosed proxy card in the envelope provided or vote telephonically or electronically using the telephone and Internet voting procedures described on the proxy card at your earliest convenience.

Thank you for your continued support of Cadence Bancorporation.

Sincerely,

Paul B. Murphy, Jr.
Chairman and Chief Executive Officer

CADENCE BANCORPORATION

2800 Post Oak Boulevard, Suite 3800

Houston, Texas 77056

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD MAY 16, 2018

NOTICE HEREBY IS GIVEN that the 2018 Annual Meeting of Stockholders of Cadence Bancorporation, will be held at The Houstonian Hotel, 111 North Post Oak Lane, Houston, Texas 77024 on Wednesday, May 16, 2018, at 10:00 a.m., local time, for the purpose of considering and voting upon:

1.	The election of Paul B. Murphy, Jr. as a Class I director to serve for a three-year term expiring at the 2021 Annual Meeting of Stockholders;

2.	The ratification of the appointment of Ernst & Young LLP to serve as the independent registered public accounting firm for fiscal year 2018;

3.	The approval of an Employee Stock Purchase Plan proposed to be established by Cadence Bancorporation; and

4.	Such other business as properly may come before the Annual Meeting or any adjournments or postponements thereof. The Board of Directors is not aware of any other business to be presented to a vote of the stockholders at the Annual Meeting.

The Board of Directors has fixed the close of business on March 21, 2018 as the record date for determining the stockholders entitled to notice of, and to vote at, the Annual Meeting and any adjournments or postponements thereof.

A list of stockholders entitled to vote at the 2018 Annual Meeting will be available for inspection upon request of any stockholder for a purpose germane to the meeting at our principal executive offices at 2800 Post Oak Boulevard, Suite 3800, Houston, Texas 77056, during the ten days prior to the meeting, during ordinary business hours, and during the meeting.

If you hold your shares of common stock through a broker or nominee and you plan to attend the 2018 Annual Meeting, you will need to bring either a copy of the voting instruction card provided by your broker or nominee or a copy of a brokerage statement showing your ownership as of March 21, 2018.

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, PLEASE SUBMIT YOUR PROXY WITH VOTING INSTRUCTIONS. YOU MAY VOTE BY TELEPHONE OR INTERNET (BY FOLLOWING THE INSTRUCTIONS ON THE PROXY CARD) OR BY MAIL.

By order of the Board of Directors,

Jerry W. Powell
Executive Vice President, General Counsel and Secretary

Houston, Texas

March 30, 2018

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be

held on May 16, 2018:

Our Proxy Statement and 2017 Annual Report to Stockholders are available at

http://www.cstproxy.com/cadencebank/2018

CADENCE BANCORPORATION

2800 Post Oak Boulevard, Suite 3800

Houston, Texas 77056

PROXY STATEMENT

FOR THE 2018 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD WEDNESDAY, MAY 16, 2018

These proxy materials are furnished in connection with the solicitation by the board of directors (the “Board”) of Cadence Bancorporation (“Cadence” or the “Company”), a Delaware corporation, of proxies to be voted at the 2018 Annual Meeting of Stockholders of the Company and at any adjournment of such meeting (the “Annual Meeting”).

The Company has mailed or e-mailed to its stockholders a Notice of Internet Availability of Proxy Materials with instructions on how to access our proxy materials over the Internet and how to vote. If you are a registered stockholder and would like to change the method of delivery of your proxy materials, please contact our transfer agent, Continental Stock Transfer & Trust Company, 1 State Street 30th Floor, New York, NY 10004-1561, toll-free at (212) 845-3240, or via http://www.continentalstock.com. You may do the same as a beneficial stockholder by calling the broker or nominee where your shares are held.

The Company completed the initial public offering of shares of its common stock (the “IPO”) in April 2017 and is a publicly traded bank holding company with its shares listed on the New York Stock Exchange (the “NYSE”) under the ticker symbol “CADE.” Following the IPO and two secondary offerings of the Company’s common stock completed on November 13, 2017 and February 13, 2018, approximately 65.6% of the Company’s Class A common stock is held by Cadence Bancorp, LLC, our controlling stockholder.

When used in this Proxy Statement, the terms “Cadence,” “we,” “our,” “us” and the “Company” refer to Cadence Bancorporation, a Delaware corporation, and its consolidated subsidiaries, including Cadence Bank, National Association (N.A.). All references to “the LLC” or our “controlling stockholder” refer to Cadence Bancorp, LLC, a Delaware limited liability company. All references in this prospectus to “Cadence Bank” or “the Bank” refer to Cadence Bank, National Association (N.A.), our wholly owned bank subsidiary. The term “fiscal year” refers to our fiscal year, which is based on a 12-month period ending December 31 of each year (e.g., fiscal year 2017 refers to the 12-month period ended December 31, 2017).

QUESTIONS AND ANSWERS ABOUT THE MEETING

Why am I receiving these materials?

We are providing these proxy materials to you in connection with the solicitation, by the Board of Directors of Cadence Bancorporation, of proxies to be voted at the Company’s Annual Meeting. You are receiving this Proxy Statement because you were a Cadence Bancorporation stockholder as of the close of business on March 21, 2018, the record date for the Annual Meeting. This Proxy Statement provides notice of the Annual Meeting, describes the proposals presented for stockholder action and includes information required to be disclosed to stockholders.

When and where is the Annual Meeting?

The Annual Meeting will be held on Wednesday, May 16, 2018 at The Houstonian Hotel, 111 North Post Oak Lane, Houston, Texas 77024 at 10:00 a.m., local time.

What is the purpose of the Annual Meeting?

At the Annual Meeting, stockholders will act upon the matters described in the Notice of Annual Meeting that accompanies this Proxy Statement, including the election of Mr. Paul B. Murphy, Jr. as a Class I director to serve for a three-year term expiring at the 2021 Annual Meeting of Stockholders, the ratification of the appointment by the Audit Committee of the Board of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2018 and the approval of an Employee Stock Purchase Plan proposed to be established by the Company.

Who may vote at the Annual Meeting?

Only record holders of our Class A common stock, par value $0.01 per share (our “Class A common stock”), as of the close of business on March 21, 2018 (the “Record Date”), will be entitled to vote at the Annual meeting. On the Record Date, the Company had outstanding 83,625,000 shares of Class A common stock. Each outstanding share of common stock entitles the holder to one vote.

What constitutes a quorum?

The Annual Meeting will be held only if a quorum is present. A quorum will be present if the holders of a majority of the shares of Class A common stock outstanding on the Record Date and entitled to vote on a matter at the Annual Meeting are represented, in person or by proxy, at the Annual Meeting. Shares represented by properly completed proxy cards either marked “abstain” or “withhold,” or returned without voting instructions are counted as present and entitled to vote for the purpose of determining whether a quorum is present at the Annual Meeting. If shares are held by brokers who are prohibited from exercising discretionary authority for beneficial owners who have not given voting instructions (“broker non-votes”), those shares will be counted as represented at the Annual Meeting for the purpose of determining whether a quorum is present at the Annual Meeting.

How are votes counted?

Stockholder Voting Generally

Each stockholder entitled to vote at the Annual Meeting will be entitled to one vote for each share of stock held by such stockholder as of the Record Date, which has voting power upon the matter in question.

Proposal 1: Election of Paul B. Murphy, Jr. as a Class I Director

A plurality of the votes cast are required for the election of Paul B. Murphy, Jr. as a Class I director. This means that in the event there is more than one nominee, the nominee with the highest number of votes will be elected regardless of whether the number of votes received by any such nominee constitutes a majority of the number of votes cast. Abstentions, votes to withhold and broker non-votes will not be counted for purposes of this proposal and will not affect the result of the vote.

Proposal 2: Ratification of the Appointment of Ernst & Young LLP

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on Proposal 2 is required for the ratification of the appointment of our independent registered public accounting firm. Abstentions will have the effect of voting against this proposal. No broker non-votes are expected to exist in connection with this proposal.

Proposal 3: Approval of the Employee Stock Purchase Plan

The affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on Proposal 3 is required for approval of the Employee Stock Purchase Plan. Abstentions will have the effect of voting against this proposal. Broker non-votes are not considered to be entitled to vote and therefore will have no effect on the voting results for this proposal.

How do I submit my vote?

If you are a stockholder of record, you can vote by:

•	attending the Annual Meeting and voting by ballot;

•	signing, dating and mailing in your proxy card;

•	using your telephone, according to the instructions on your proxy card; or

•	visiting http://www.cstproxy.com/cadencebank/2018 and then following the instructions on the screen.

If you vote on the internet or by telephone, you do not need to return your proxy card or voting instruction card. Internet and telephone voting for stockholders will be available 24 hours a day and will close at 11:59 p.m., Eastern Time, on May 15, 2018.

What does it mean if I receive more than one proxy or voting instruction card?

It means your shares are registered differently or are in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

What do I do if I hold my shares through a broker, bank or other nominee?

If you hold your shares through a broker, bank or other nominee, that institution will instruct you as to how your shares may be voted by proxy, including whether telephone or Internet voting options are available.

How do I attend the Annual Meeting and vote in person, and what do I need to bring?

All stockholders who attend the Annual Meeting in person will be asked to check-in at the registration desk prior to admittance to the meeting. Stockholders who own Company stock through a broker, or other nominee, will need to bring an account statement as proof of ownership along with photo identification. No cameras or recording equipment will be permitted in the Annual Meeting, and all cell phones must be turned off. If you hold your shares through a broker, bank or other nominee and would like to vote in person at the Annual Meeting, you will need to ask the holder for a legal proxy. You will need to bring the legal proxy with you to the Annual Meeting and turn it in with a signed ballot that will be provided to you at the Annual Meeting.

Can I change or revoke my vote after I return my proxy card?

Yes. If you are a stockholder of record, you may change your vote by:

•	voting in person by ballot at the Annual Meeting;

•	returning a later-dated proxy card;

•	entering a new vote by telephone or on the Internet; or

•	delivering written notice of revocation to our Secretary by mail at 2800 Post Oak Boulevard, Suite 3800, Houston, Texas 77056.

Who will count the votes?

Jerry W. Powell, Executive Vice President, General Counsel and Secretary of the Company, will act as inspector of election at the Annual Meeting and will count the votes.

Will my vote be kept confidential?

Yes. As a matter of policy, stockholder proxies, ballots and tabulations that identify individual stockholders are kept secret and are available only to the Company and its inspectors, who are required to acknowledge their obligation to keep your votes confidential.

Who pays to prepare, mail and solicit the proxies?

The Company pays all of the costs of preparing, mailing, delivering electronically and soliciting proxies in connection with this Proxy Statement. In addition to soliciting proxies through the mail or electronic delivery by means of this Proxy Statement, we may solicit proxies through our directors, officers and employees in person and by telephone, facsimile, mail or email. The Company asks brokers, banks, voting trustees and other nominees and fiduciaries to forward proxy materials to the beneficial owners and to obtain authority to execute proxies. The Company will reimburse the brokers, banks, voting trustees and other nominees and fiduciaries upon request.

What are the Board’s recommendations as to how I should vote on each proposal?

The Board recommends a vote:

•	FOR the election of Paul B. Murphy, Jr. as a Class I director to serve for a three-year term expiring at the 2021 Annual Meeting of Stockholders;

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2018; and

•	FOR the approval of the Employee Stock Purchase Plan.

How will my shares be voted if I sign, date and return my proxy card?

If you sign, date and return your proxy card and indicate how you would like your shares voted, your shares will be voted as you have instructed. If you sign, date and return your proxy card but do not indicate how you would like your shares voted, your proxy will be voted:

•	FOR the election of Paul B. Murphy Jr. as a Class I director to serve for a three-year term expiring at the 2021 Annual Meeting of Stockholders;

•	FOR the ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2018; and

•	FOR the approval of the Employee Stock Purchase Plan.

With respect to any other business that may properly come before the Annual Meeting, or any adjournment of the Annual Meeting, that is submitted to a vote of the stockholders, including whether or not to adjourn the Annual Meeting, your shares will be voted in accordance with the best judgment of the persons voting the proxies.

How will broker non-votes be treated?

A broker non-vote occurs when a broker who holds its customer’s shares in street name submits proxies for such shares, but indicates that it does not have authority to vote on a particular matter. Generally, this occurs when brokers have not received any instructions from their customers. In these cases, the brokers, as the holders of record, are permitted to vote on “routine” matters only, but not on other matters. Shares for which brokers have not received instructions from their customers will only be permitted to vote on the following proposal:

•	The ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2018.

Shares for which brokers have not received instructions from their customers will not be permitted to vote on the following proposals:

•	To elect Paul B. Murphy Jr. as a Class I director to serve for a three-year term expiring at the 2021 Annual Meeting of Stockholders; and

•	The approval of an Employee Stock Purchase Plan proposed to be established by the Company.

What if other matters come up during the Annual Meeting?

If any matters other than those referred to in the Notice of Annual Meeting properly come before the Annual Meeting, the individuals named in the accompanying proxy card will vote the proxies held by them in accordance with their best judgment. The Company is not aware of any business other than the items referred to in the Notice of Annual Meeting that will be considered at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

Cadence Bancorporation will announce preliminary voting results at the Annual Meeting and publish preliminary results, or final results if available, in a Current Report on Form 8-K within four business days of the Annual Meeting.

Your vote is important.

Because many stockholders cannot personally attend the Annual Meeting, it is necessary that a large number be represented by proxy in order to satisfy that a quorum be present to conduct business at the Annual Meeting. Whether or not you plan to attend the meeting in person, prompt voting will be appreciated. Stockholders of record can vote their shares via the Internet or by using a toll-free telephone number. Instructions for using these convenient services are provided on the proxy card. Of course, you may still vote your shares on the proxy card. To do so, we ask that you complete, sign, date and return the enclosed proxy card promptly in the postage-paid envelope.

Important Notice Regarding the Availability of Proxy Materials

for the Annual Meeting of Stockholders to Be Held on May 16, 2018:

This Proxy Statement and our 2017 Annual Report to Stockholders Are Available Free of Charge at:

http://www.cadencebancorporation.com.

PROPOSAL NO. 1—ELECTION OF DIRECTORS

Board of Directors

Our Board currently has five members, consisting of our Chief Executive Officer, and four other directors who are “independent” under the listing standards of the NYSE. Additionally, our board includes two advisory members.

In accordance with the terms of our charter, our Board is divided into three classes, Class I, Class II and Class III, with each class serving a staggered three-year term, and is divided as follows:

•	the Class I director is Mr. Paul B. Murphy, and his term expires at the Annual Meeting. Mr. Murphy has been nominated for election at the Annual Meeting for a three-year term expiring at the annual meeting of stockholders expected to be held in 2021;

•	the Class II directors are Mr. J. Richard Fredericks and Mr. Robert K. Steel, and their term expires at the annual meeting of stockholders expected to be held in 2019; and

•	the Class III directors are Mr. William B. Harrison, Jr. and Mr. Scott M. Stuart, and their term expires at the annual meeting of stockholders expected to be held in 2020.

At each annual meeting of stockholders, upon the expiration of the term of a class of directors, the successor to each such director in the class will be elected to serve from the time of election and qualification until the third annual meeting following his or her election and until his or her successor is duly elected and qualified, in accordance with our charter. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Advisory members of our board of directors are not elected by shareholders and do not vote on matters determined by vote by our board. They are appointed and may be removed by our board of directors and serve indefinite terms.

Nominees for Election as a Director at the 2018 Annual Meeting

The Nominating and Corporate Governance Committee of the Board seeks candidates for nomination to the Board who are qualified to be directors consistent with the Company’s corporate governance guidelines, as described below under the section entitled “Board Committees—Nominating and Corporate Governance Committee.” In nominating candidates, the Nominating and Corporate Governance Committee takes into account many factors. Those factors include: whether the individual may meet various independence requirements, the individual’s age and relevant skills, and other factors that promote diversity of views and experience in the context of the needs of the Board. The Nominating and Corporate Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of recruiting and recommending a slate of directors that can best perpetuate the Company’s success and represent stockholder interests through the exercise of sound judgment, using its diversity of experience.

On the recommendation of the Nominating and Corporate Governance Committee, the Board has determined that the size and classification of the Board is currently appropriate and has nominated Mr. Murphy for re-election as director at the Annual Meeting, to serve for a three-year term expiring at the annual meeting of stockholders expected to be held in 2021.

The following table sets forth certain information regarding Paul B. Murphy, Jr., the Class I director nominee standing for re-election at the Annual Meeting. Additional biographical information on the nominee is included below under the section entitled “Directors and Executive Officers.”

Director Name	Age	Director Since	Principal Occupation
Paul B. Murphy, Jr.	58	2010	Chairman and Chief Executive Officer of Cadence Bancorporation, Chief Executive Officer of Cadence Bancorp, LLC and Chairman of Cadence Bank, N.A.

In considering Mr. Murphy’s individual experience, qualifications, attributes, skills and past Board participation, the Nominating and Corporate Governance Committee and the Board have concluded that when considered all together, the appropriate experience, qualifications, attributes, skills and participation are represented for the Board as a whole and for each of the Board’s committees. There are no family relationships among Mr. Murphy and any directors and executive officers. Mr. Murphy has indicated a willingness to serve, and the Board has no reason to believe that Mr. Murphy will not be available for election. However, if Mr. Murphy is not available for election, proxies may be voted for the election of other persons selected by the Board. Proxies cannot, however, be voted for a greater number of persons than the number of nominees named. Stockholders of the Company have no cumulative voting rights with respect to the election of directors.

The following table sets forth certain information regarding the directors continuing in office and currently expected to stand for re-election at the 2019 and 2020 annual meetings of stockholders, as well as our advisory directors. Additional biographical information on each of the nominees is included below under the section entitled “Directors and Executive Officers.”

Director Name	Age	Director Since	Principal Occupation
William B. Harrison, Jr.	74	2017	Retired Chief Executive Officer of JPMorgan Chase & Co.
Robert K. Steel	66	2017	Chief Executive Officer of Perella Weinberg Partners
J. Richard Fredericks	71	2017	Founding Partner and Managing Director at Main Management, LLC
Scott M. Stuart	58	2017	Co-Founder and Managing Partner of Sageview Capital LP
Marc Shapiro	70	2017	Retired Non-Executive Chairman of JPMorgan Chase & Co.’s Texas operations
Stanley Levy	54	2017	Chief Operating Officer of The Morgan Group, Inc.

Required Vote

With regard to the election of Mr. Murphy, votes may be cast in favor or withheld. The nominee(s) receiving the greatest number of affirmative votes cast at the Annual Meeting will be elected directors; therefore, abstentions, votes withheld and broker non-votes will have no effect on the results of the vote.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ELECTION THE

NOMINEE FOR DIRECTOR NAMED ABOVE.

DIRECTORS AND EXECUTIVE OFFICERS

Directors

Our board of directors consists of five members and two advisory members. The following table sets forth information regarding our directors.

Name	Age	Position
Paul B. Murphy, Jr.	58	Director, Chairman and Chief Executive Officer
William B. Harrison, Jr.	74	Director
Robert K. Steel	66	Director
J. Richard Fredericks	72	Director
Scott M. Stuart	58	Director
Marc Shapiro	70	Senior Advisory Director
Stanley Levy	54	Advisory Director

A brief biography of each person who serves as a director of the Company is set forth below:

Paul B. Murphy, Jr. has served as the Chief Executive Officer of Cadence Bancorp, LLC since inception in 2010 and as Chairman of Cadence Bank, N.A. since its acquisition in 2011. Today he serves as Chairman and Chief Executive Officer of Cadence Bancorporation. Prior to that, he spent 20 years at Amegy Bank of Texas, helping to steer that institution from $75 million in assets and a single location to assets of $11 billion and 85 branches in the Houston, Dallas and San Antonio metropolitan areas when he left as a Director and Chief Executive Office in 2009. During his tenure, Amegy completed several successful acquisitions and sold to Zions Bancorporation for $1.7 billion in 2005, with original investors realizing a return of approximately 36 times their initial investment. Mr. Murphy is an advocate of the community and he has served on numerous nonprofit boards. Currently he is on the board of Oceaneering International and National Resource Partners. Mr. Murphy earned a bachelor’s degree in banking and finance from Mississippi State University and his MBA from the University of Texas at Austin.

William B. Harrison, Jr., our Lead Director, has served on the board of directors of Cadence Bancorp, LLC since 2010 and as Chairman since 2010. He is the retired Chief Executive Officer at JPMorgan Chase & Co. He served as the Chairman and Chief Executive Officer at JPMorgan Chase & Co. from January 2000 to December 2006 Mr. Harrison is a member of the J.P. Morgan International Council. He is also a member of the Advisory Board of the Aurora Capital Group, the Advisory Board of Chilton Investment Company, the Advisory Board of Spencer Stuart and the Advisory Board of Hudson Capital. He is a Director Emeritus of Lincoln Center for the Performing Arts, and a member of the Advisory Board of the Museum of American Finance. Mr. Harrison’s extensive experience as an investment banker and executive at a financial institution qualifies him to serve on our board of directors.

Robert K. Steel has served on the Cadence Bancorp, LLC board of directors since 2010. Since July 2014 he has served as the Chief Executive Officer of Perella Weinberg Partners. Previously, he was New York City’s Deputy Mayor for Economic Development under Mayor Michael Bloomberg. Prior to that, Mr. Steel served as the Chief Executive Officer and President of Wachovia Corp. From 2006 to 2008, Mr. Steel was the Under Secretary for Domestic Finance at the U.S. Department of the Treasury. Previously he served as the Head of Equities Division in Europe, Vice Chairman and a member of the Management Committee at Goldman Sachs. Mr. Steel has served as Chairman of Duke University’s Board of Trustees, Senior Fellow at the Harvard Kennedy School of Government, a member of the FDIC Advisory Committee on Economic Inclusion, Chairman of The After-School Corporation and Co-Founder of SeaChange Capital Partners. Mr. Steel currently serves as a board member of the Hospital for Special Surgery, The Morgan Library & Museum and The Rockefeller University, and is a member of the Board of Directors of Lincoln Center for the Performing Arts. Mr. Steel’s substantial experience in leadership and management in the public sector and banking sector qualifies him to serve on our board of directors.

J. Richard Fredericks has served on the Cadence Bancorp, LLC board of directors since 2010. Ambassador J. Richard Fredericks is a Founding Partner and Managing Director at Main Management, LLC, a position he has held since 2002. Previously, he was an Entrepreneur in Residence at Weston Presidio. Prior to that, Mr. Fredericks was the U.S. Ambassador to Switzerland and Liechtenstein from 1999 to 2001. Previously, in 1977, he joined Montgomery Securities as a Partner and later became a Senior Managing Director in Investment Research, covering the banking and financial service area. In 1995, Mr. Fredericks was responsible for investment banking efforts for the financial industry in the areas of commercial banking, thrifts and financial technology at Montgomery Securities. Prior to that, he joined Shuman, Agnew and Company in 1975 as a Partner. Previously, Mr. Fredericks began his career at Dean Witter in 1970 as a Securities Analyst. For 17 consecutive years, Mr. Fredericks was chosen by Institutional Investor Magazine as an “All-American” Research Analyst, covering the commercial banking industry. He is a former director of Janus Capital Group, Inc. and a Member on the Advisory Board of Financial Technology Ventures. Mr. Fredericks also sits on the Trust Fund Board of the Library of Congress. Mr. Fredericks’ significant experience in the brokerage industry, specializing in investment research analysis and investment banking, with a specific focus in the field of commercial banking and finance qualifies him to serve on our board of directors.

Scott M. Stuart has served on the Cadence Bancorp, LLC board of directors since 2010. He is a co-founder and managing partner of Sageview Capital LP, a position he has held since 2005. He is the former lead independent director at EverBank Financial and is currently a director at three private companies: DMT Development Systems Group Inc., Reflexis and United Capital. Prior to founding Sageview, Mr. Stuart was a Partner at KKR serving on their investment committee from 2000 to 2005. He joined KKR’s New York office in 1986 and became Partner in 1994, where he was responsible for the utilities and consumer products industry groups. Prior to joining KKR, Mr. Stuart worked at Lehman Brothers Kuhn Loeb, Inc. in the mergers and acquisitions group. Scott is also a member of the board at Memorial Sloan-Kettering Cancer Center. Mr. Stuart’s considerable experience in finance and knowledge of investments qualifies him to serve on our board of directors.

In addition, the following individuals are advisory directors:

Marc Shapiro is a Senior Advisory Director and has served as an advisory director of Cadence Bancorp, LLC since 2010. Mr. Shapiro was formerly the non-executive Chairman of JPMorgan Chase & Co.’sTexas operations and Vice Chairman for Finance and Risk Management of JPMorgan Chase & Co. from 1997 through 2003. Mr. Shapiro began his banking career in 1972 at Texas Commerce Bank, and served as Chief Financial Officer beginning in 1977. In 1989, after the bank was purchased by J.P. Morgan Chase, he was named Chief Executive Officer of the statewide organization. Mr. Shapiro is currently a member of the Board of Trustees for Rice University and the Board of Advisors of the James A. Baker III Institute for Public Policy at Rice University. He also currently serves as Chairman of the Board of the Baylor St. Luke’s Medical Center Hospital, and as a member of the Board of Trustees of Baylor College of Medicine and the Board of Visitors of MD Anderson Cancer Center.

Stanley Levy is an Advisory Director, has served as an advisory director of Cadence Bancorp, LLC since 2010. Mr. Levy is currently the Chief Operating Officer of The Morgan Group, Inc., a national multi-family development, construction and property management firm based in Houston, Texas that has built and operated properties in ten states. Prior to joining The Morgan Group, Mr. Levy began his career at JPMorgan Chase & Co., where he worked for 15 years and served as Managing Director of Real Estate & Lodging Investment Banking for the Southern Region. Mr. Levy graduated with honors from The University of Texas with a BBA in Finance. Mr. Levy also serves as a director of Hines Real Estate Investment Trust, Inc. and treasurer of Congregation Beth Israel. Mr. Levy is a Past President of the Board of The Shlenker School in Houston and an active member of the National Multi Housing Council.

Executive Officers

The following table sets forth information regarding our executive officers.

Name	Age	Position
Paul B. Murphy, Jr.	58	Director, Chairman and Chief Executive Officer
Samuel M. Tortorici	52	President
Valerie C. Toalson	52	Executive Vice President, Chief Financial Officer
R.H. “Hank” Holmes, IV	47	Executive Vice President
Jerry W. Powell	68	Executive Vice President, General Counsel and Secretary
J. Randall Schultz	59	Executive Vice President

A brief biography of each person who serves as an executive officer of the Company (other than Mr. Murphy, whose biography is included above) is set forth below:

Samuel M. Tortorici has served as the President of Cadence Bancorporation and its predecessor, Cadence Financial Corporation, since 2011 and has served as Chief Executive Officer of Cadence Bank since joining Cadence in 2011. Prior to that, he had a 24-year career at Regions and AmSouth Bancorporation, where in his final role he led Regions’ Commercial & Industrial business, comprised of over 500 banking professionals across 16 states, more than $40 billion in loan commitments and deposits with annual revenue in excess of $1 billion. While there, he spearheaded development of a range of commercial industry specialty businesses and held a number of Commercial and General Bank leadership positions with responsibility for sales and services across a variety of banking businesses. Mr. Tortorici served as Board Chairman of United Way of Central Alabama and is on the executive committee of University of Alabama President’s Cabinet. Mr. Tortorici is a graduate of the University of Alabama.

Valerie C. Toalson has served as the Executive Vice President, Chief Financial Officer of Cadence Bancorporation and its predecessor, Cadence Financial Corporation, and Cadence Bancorp, LLC, and as Executive Vice President, Chief Financial Officer of Cadence Bank since January 2013, when she joined Cadence. Prior to that, she served as Executive Vice President, Chief Financial Officer of BankAtlantic Bancorp and BankAtlantic N.A., and previously held several senior leadership positions at BOK Financial Corporation, including Corporate Controller, Manager of Credit Services, Manager of Process Improvement and Chief Auditor. Ms. Toalson began her career in audit at Price Waterhouse where she received her certified public accounting certificate. Ms. Toalson is an active volunteer in her community and earned a Bachelor of Science in Accounting from Oklahoma State University.

R.H. “Hank” Holmes, IV was appointed as Executive Vice President of the Company in 2016 and as President of Cadence Bank in 2014 and has served as the Business Services Executive and President, Texas Region of Cadence Bank since joining Cadence Bank in 2011. Mr. Holmes brings more than 20 years of banking expertise, 18 of which were at Amegy Bank of Texas where his experience spanned credit, commercial real estate, private banking and special assets. Mr. Holmes serves on the Board of Directors for the University of Mississippi’s School of Banking and Finance and is a member of the Young Presidents Organization. He earned a bachelor’s degree in managerial finance from the University of Mississippi.

Jerry W. Powell has served as our Executive Vice President, General Counsel and Secretary of Cadence Bancorporation and its predecessor, Cadence Financial Corporation, Cadence Bancorp, LLC and Cadence Bank since 2011. Immediately prior to joining Cadence, Mr. Powell served as special counsel at Jones Walker LLP in the firm’s Financial Services Section. Prior to that, Mr. Powell was the General Counsel for BBVA Compass in the United States and General Counsel of Compass Bank, a position he held for more than 25 years. Before joining Compass he was a lawyer at a general-practice firm in Birmingham, with an emphasis on litigation, creditor’s rights and consumer compliance. Mr. Powell serves as a board member of AIDS Alabama, a member of the President’s Advisory Council of Birmingham-Southern College and Chairman of the Farrah Law Alumni Society at the University of Alabama School of Law. Mr. Powell is a graduate of Birmingham-Southern College with a Bachelor of Arts in Political Science, cum laude, and the University of Alabama School of Law, with honors. Mr. Powell is a member of the American Bar Association and the Alabama Bar Association.

J. Randall Schultz has served as our Executive Vice President of Cadence Bancorporation and its predecessor, Cadence Financial Corporation, since 2016 and as Executive Vice President, Managing Director of Specialized Industries of Cadence Bank since December 2011, when he joined Cadence. Prior to joining Cadence, Mr. Schultz was the founder and Managing Director of Regions Bank’s Restaurant Banking Group, which was formed in April 2009 and grew assets under management to approximately $1.3 billion by 2011. Prior to that, Mr. Schultz was Managing Director of Bank of America’s Restaurant and Beverage Finance Group from 1996 to 2006, which he helped grow from $300 million in assets under management to approximately $7 billion in assets and $200 million in revenue. Mr. Schultz led multiple lines of business on a regional and national basis during his tenure at Bank of America, including commercial banking, corporate and investment banking and global treasury management. Mr. Schultz received his Bachelor of Arts from Mississippi State University and his master’s degree in economics from Johns Hopkins University.

BOARD OF DIRECTORS, COMMITTEES AND GOVERNANCE

Overview

Our Board provides oversight with respect to our overall performance, strategic direction and key corporate policies. It approves major initiatives, advises on key financial and business objectives, and monitors progress with respect to these matters. Members of the Board are kept informed of our business by various reports and documents provided to them on a regular basis, including operating and financial reports and audit reports provided at Board and committee meetings by our Chief Executive Officer, President, Chief Financial Officer and other officers. The Board has four standing committees, the principal responsibilities of which are described below under the section entitled “—Committees of Our Board of Directors.”

Meetings

The Board held its first meeting on January 31, 2017. The Board met an aggregate of 9 times in 2017. Each member of the Board attended more than 75% of the total number of meetings of the Board and the committees on which he served. We strongly encourage, but do not require, the members of our Board to attend annual meetings of our stockholders.

Status as a “Controlled Company”

Because Cadence Bancorp, LLC controls a majority of our outstanding voting power, we are a “controlled company” within the meaning of the corporate governance standards of the NYSE. As a result, although the members of our audit committee are required to be independent, we are not required to have a majority of our board of directors be independent, nor are we required to have a compensation committee or an independent nominating function under the rules of the NYSE.

Director Independence

Under the rules of the NYSE, independent directors must comprise a majority of our board of directors by the one-year anniversary of the time Cadence Bancorp, LLC ceases to own a majority of our voting stock. The rules of the NYSE, as well as those of the SEC, impose several requirements with respect to the independence of our directors. Our board of directors has evaluated the independence of its members based upon the rules of the NYSE and the SEC. Applying these standards, our board of directors has determined that, with the exception of Mr. Murphy, each of our current directors is an independent director, as defined under the rules of the NYSE. The board of directors has determined that Mr. Murphy does not qualify as an independent director because he is an employee of Cadence Bancorporation and Cadence Bancorp, LLC. See “Certain Relationships and Related Party Transactions.”

Board Leadership Structure and Qualifications

We believe that our Board should be comprised of qualified individuals and structured in a way that promotes accountability and ensures that interest of directors and management are aligned with stockholder interests. They should have broad experience at the policy-making level in business, government or banking. They should be committed to enhancing stockholder value and should have sufficient time to carry out their duties and to provide insight and practical wisdom based on experience. Their service on boards of other companies should be limited to a number that permits them, given their individual circumstances, to perform responsibly all director duties. Each director must represent the interests of all stockholders. When considering potential director candidates, our Board also considers the candidate’s diversity, age, skills, and experience in the context of the needs of the Board.

The corporate governance guidelines of our Board provide that when the position of Chairman of the Board is not held by an independent director, the independent directors can appoint an independent director to serve as Lead Director, who has various duties and responsibilities including (i) facilitating communication between the Chairman of the Board and the independent directors, (ii) convening and presiding over executive sessions of independent directors or over Board meetings if the Chairman is not present and (iii) serving as advisor on Board committees, among other duties and responsibilities.

Currently, Paul B. Murphy, Jr. serves as our Chief Executive Officer and as the Chairman of our Board, and William B. Harrison, Jr has been designated to serve as the Lead Director.

Our Chief Executive Officer is generally in charge of our business affairs, subject to the overall direction and supervision of the Board and its committees, and is the only member of our management team that serves on the Board. Our Board believes that combining the roles of Chairman of the Board and Chief Executive Officer and appointing a Lead Director is the most effective board leadership structure for us and that it provides an effective balance of strong leadership and independent oversight. Having one individual serve as both Chief Executive Officer and Chairman contributes to and enhances the Board’s efficiency and effectiveness, as the Chief Executive Officer is generally in the best position to inform our independent directors about our operations, the competitive market and other challenges facing our business. Our Board believes that the Chief Executive Officer is in the best position to most effectively serve as the Chairman of the Board for many reasons as he is closest to many facets of our business, and has frequent contact with our customers, regulators and other stakeholders in our business. The Board believes that combining roles of Chief Executive Officer and Chairman of the Board also promotes timely communication between management and the Board on critical matters, including strategy, business results and risks because of Mr. Murphy’s direct involvement in the strategic and day-to-day management of our business.

Board Oversight of Risk Management

Our Board believes that effective risk management and control processes are critical to our safety and soundness, our ability to predict and manage the challenges that we face and, ultimately, our long-term corporate success. Our Board, both directly and through its committees, is responsible for overseeing our risk management processes, with each of the committees of our Board assuming a different and important role in overseeing the management of the risks we face.

The Risk Committee of our Board oversees our enterprise-wide risk management framework, which establishes our overall risk appetite and risk management strategy and enables our management to understand, manage and report on the risks we face. Our Risk Committee also reviews and oversees policies and practices established by management to identify, assess, measure and manage key risks we face, including the risk appetite metrics developed by management and approved by our Board. The Audit Committee of our Board is responsible for overseeing risks associated with financial matters (particularly financial reporting, accounting practices and policies, disclosure controls and procedures and internal control over financial reporting), reviewing and discussing generally the identification, assessment, management and control of our risk exposures on an enterprise-wide basis and engaging as appropriate with our Risk Committee to assess our enterprise-wide risk framework. The Compensation Committee has primary responsibility for risks and exposures associated with our compensation policies, plans and practices regarding both executive compensation and the compensation structure generally. In particular, our Compensation Committee, in conjunction with our Chief Executive Officer and other members of our management as appropriate, reviews our incentive compensation arrangements to ensure these programs are consistent with applicable laws and regulations, including safety and soundness requirements, and do not encourage imprudent or excessive risk-taking by our employees. The Nominating and Corporate Governance Committee oversees risks associated with the independence of our Board and potential conflicts of interest.

Our senior management is responsible for implementing and reporting to our Board regarding our risk management processes, including by assessing and managing the risks we face, including strategic, operational, regulatory, investment and execution risks, on a day-to-day basis. Our senior management is also responsible for creating and recommending to our Board for approval appropriate risk appetite metrics reflecting the aggregate levels and types of risk we are willing to accept in connection with the operation of our business and pursuit of our business objectives.

The role of our Board in our risk oversight is consistent with our leadership structure, with our Chief Executive Officer and the other members of senior management having responsibility for assessing and managing our risk exposure, and our Board and its committees providing oversight in connection with those efforts. We believe this division of risk management responsibilities presents a consistent, systemic and effective approach for identifying, managing and mitigating risks throughout our operations.

Board Committees

Our board of directors has established standing committees in connection with the discharge of its responsibilities. These committees include the Audit Committee, the Compensation Committee, the Nominating and Corporate Governance Committee and the Risk Committee. The responsibilities of these committees are described below. Our board of directors also may establish such other committees as it deems appropriate, in accordance with applicable laws and regulations and our corporate governance documents. The following table summarizes the membership of each of the committees of the board of directors:

Director Name	Audit Committee	Compensation Committee	Nominating and Governance Committee	Risk Committee
Paul B. Murphy, Jr.				Member
William B. Harrison, Jr.	Member	Chairperson	Chairperson
Robert K. Steel	Member	Member	Member	Chairperson
J. Richard Fredericks	Chairperson	Member	Member	Member
Scott M. Stuart		Member	Member

The Audit Committee assists the board of directors in fulfilling its responsibilities for general oversight of the integrity of our financial statements, compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, the performance of our internal audit function and independent auditors and risk assessment and risk management. Among other things, the Audit Committee:

•	annually reviews the Audit Committee charter and the committee’s performance;

•	appoints, evaluates and determines the compensation of our independent auditors;

•	reviews and approves the scope of the annual audit, the audit fee, the financial statements, significant accounting policy changes, material weaknesses identified by outside auditors or Internal Audit and risk management issues;

•	prepares the Audit Committee report for inclusion in our proxy statement for our annual meeting;

•	reviews disclosure controls and procedures, internal controls, internal audit function, and corporate policies with respect to financial information;

•	oversees investigations into complaints concerning financial matters, if any; and

•	reviews other risks that may have a significant impact on our financial statements.

The Audit Committee works closely with management as well as our independent auditors. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding to engage outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The Audit Committee has adopted a written charter that among other things, specifies the scope of its rights and responsibilities. The charter is available on our website at www.cadencebancorporation.com. The Audit Committee held its first meeting on January 31, 2017 and met an aggregate of 8 times in 2017.

Compensation Committee. The Compensation Committee is responsible for discharging the Board’s responsibilities relating to compensation of the executives and directors. Among other things, the Compensation Committee:

•	evaluates human resources and compensation strategies;

•	reviews and approves objectives relevant to executive officer compensation;

•	evaluates performance and determines the compensation of the Chief Executive Officer in accordance with those objectives;

•	approves any changes to non-equity-based benefit plans involving a material financial commitment;

•	recommends to the board of directors compensation for directors;

•	prepares the Compensation Committee report required by SEC rules to be included in our annual report; and

•	evaluates performance in relation to the Compensation Committee charter.

The Compensation Committee has adopted a written charter that among other things, specifies the scope of its rights and responsibilities. The charter is available on our website at www.cadencebancorporation.com. The Compensation Committee held its first meeting on January 31, 2017 and met an aggregate of 2 times in 2017.

Our Chief Executive Officer, in conjunction with members of the Compensation Committee and the Human Resources Division, develops recommendations regarding the appropriate mix and level of compensation for our named executive officers (other than himself). The recommendations consider the objectives of our compensation philosophy and the range of compensation programs authorized by the Compensation Committee. The Chief Executive Officer meets with the Compensation Committee to discuss the compensation recommendations for the other named executive officers. Our Chief Executive Officer does not participate in Compensation Committee discussions relating to his compensation.

In 2017, the Compensation Committee engaged Pearl Meyer & Partners, LLC (“Pearl Meyer”), as its outside independent compensation consultant. The Compensation Committee’s consultant regularly attends committee meetings and executive sessions as requested by the Compensation Committee’s chair. Pearl Meyer made recommendations with respect to executive compensation under its engagement by the Compensation Committee. Its tasks also included reviewing, validating and providing input on information, programs and recommendations made by management.

Pearl Meyer attends meetings of the Compensation Committee as requested and also communicates with the Compensation Committee outside of meetings. Pearl Meyer reports to the Compensation Committee rather than to management, although representatives of the firm may meet with members of management, including our Chief Executive Officer and executive leadership team members, for purposes of gathering information on proposals that management may make to the Compensation Committee.

In 2017, Pearl Meyer met with various executives to collect data and obtain management’s perspective on the fiscal 2017 compensation for our executives and the long term incentive plan. The Compensation Committee may replace its compensation consultant or hire additional advisors at any time.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for making recommendations to our board of directors regarding candidates for directorships, and the size and composition of our board of directors. In addition, the Nominating and Corporate Governance Committee is responsible for overseeing our corporate governance guidelines and reporting, and making recommendations to our board of directors concerning governance matters. Among other things, the Nominating and Governance Committee:

•	identifies individuals qualified to be directors consistent with the criteria approved by the board of directors and recommends director nominees to the full board of directors;

•	ensures that the Audit and Compensation Committees have the benefit of qualified “independent” directors;

•	oversees management continuity planning;

•	leads the board of directors in its annual performance review; and

•	takes a leadership role in shaping the corporate governance of our organization.

The Nominating and Corporate Governance Committee has adopted a written charter that among other things, specifies the scope of its rights and responsibilities. The charter is available on our website at www.cadencebancorporation.com. The Nominating and Corporate Governance Committee held its first meeting on March 30, 2017 and met an aggregate of one time in 2017.

Risk Committee. The Risk Committee is responsible for overseeing our enterprise-risk management policies, commensurate with our capital structure, risk profile, complexity, size and other risk-related factors. Among other things, the Risk Committee:

•	monitors our overall risk profile and reviews risk management policies;

•	monitors our process to identify, assess and manage risks that could prevent us from achieving our business objectives;

•	oversees actions relating to interest rate risk and liquidity risks;

•	oversees actions relating to the activities of our enterprise risk management oversight groups; and

•	facilitates communication among management, the board of directors and our enterprise risk management oversight groups.

The Risk Committee has adopted a written charter that among other things, specifies the scope of its rights and responsibilities. The charter is available on our website at www.cadencebancorporation.com. The Risk Committee held its first meeting on January 31, 2017 and met an aggregate of 5 times in 2017.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee is or has been an officer or employee of the Company or any of our subsidiaries. In addition, none of our executive officers serves or has served as a member of the board of directors, Compensation Committee or other board committee performing equivalent functions of any entity that has one or more executive officers serving as one of our directors or on our Compensation Committee.

Corporate Governance Guidelines and Code of Business Conduct and Ethics

Our board of directors has adopted corporate governance guidelines, which are accessible through our principal corporate website at www.cadencebancorporation.com under the Investor Relations tab, that set forth a framework within which our board of directors, assisted by board committees, will direct the Company’s affairs. These guidelines address, among other things, the composition and functions of our board of directors, director independence, compensation of directors, management succession and review, board committees and selection of new directors. Our board of directors has adopted a code of business conduct and ethics (the “Code of Ethics”) that applies to all directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer and persons performing similar functions. The Code of Ethics is available upon written request to Corporate Secretary, Cadence Bancorporation, 2800 Post Oak Boulevard, Suite 3800, Houston, Texas 77056 or on our website at www.cadencebancorporation.com. If we amend or grant any waiver from a provision of our Code of Ethics that applies to our executive officers, we will publicly disclose such amendment or waiver on our website and as required by applicable law, including by filing a Current Report on Form 8 K.

Stockholder Communications with the Board of Directors

Stockholders and any interested parties may communicate with the Board by sending correspondence addressed to the Board or one or more specific directors at the following address: Cadence Bancorporation, c/o the Secretary, 2800 Post Oak Boulevard, Suite 3800, Houston, Texas 77056. All communications will be submitted by the Secretary to the relevant director or directors as addressed.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS,

DIRECTORS AND MANAGEMENT

As of March 30, 2018, we have 83,625,000 shares of our common stock issued and outstanding, of which Cadence Bancorp, LLC beneficially owns approximately 65.6%.

The following table sets forth the beneficial ownership of our common stock, based on information provided to us or filed with the Securities and Exchange Commission (the “SEC”), as of March 30, 2018, by:

•	each of our directors, each of our executive officers, and all directors and executive officers as a group; and

•	each person known by us to be the beneficial owner of 5% or more of our outstanding common stock.

To our knowledge, each person named in the table has sole voting and investment power with respect to all of the securities shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The number of securities shown represents the number of securities the person “beneficially owns,” as determined by the rules of the SEC, subject to applicable community property laws. The SEC has defined “beneficial” ownership of a security to mean the possession, directly or indirectly, of voting power and/or investment power. A security holder is also deemed to be, as of any date, the beneficial owner of all securities that such security holder has the right within 60 days after that date to acquire the securities through (1) the exercise of any option, warrant or right, (2) the conversion of a security, (3) the power to revoke a trust, discretionary account or similar arrangement or (4) the automatic termination of a trust, discretionary account or similar arrangement.

The percentages in the table below reflect beneficial ownership as determined in accordance with Rule 13d-3 under the Exchange Act and are based on 83,625,000 shares of our common stock outstanding as of March 30, 2018. Unless otherwise noted, the address for each stockholder listed on the table below is: c/o Cadence Bancorporation, 2800 Post Oak Boulevard, Suite 3800, Houston, Texas 77056.

	Shares of Class A Common Stock Beneficially Owned	Shares of Class B Common Stock Beneficially Owned		Total Shares of Common Stock Beneficially Owned
	Number	Number	Number	%
Name of Beneficial Owner
Greater than 5% stockholders
Cadence Bancorp, LLC(1)	54,875,000	—	—	65.6%

Directors and Executive Officers
William B. Harrison, Jr.(2)	40,000	—	—	*
J. Richard Fredericks(2)	15,000	—	—	*
Robert K. Steel(2)	—	—	—	—
Scott M. Stuart(2)	—	—	—	—
Paul B. Murphy, Jr.(2)	5,000	—	—	*
Samuel M. Tortorici(2)	10,750	—	—	*
R.H. Holmes, IV(2)	500	—	—	*
Valerie C. Toalson(2)	1,033	—	—	*
Jerry W. Powell(2)	4,000	—	—	*
J. Randall Schultz(2)	—	—	—	—
All directors and executive officers, as a group (10 persons)	76,283	—	—	*

*	Less than 1%.

(1)	The principal address of Cadence Bancorp, LLC is 2800 Post Oak Boulevard, Suite 3800, Houston, Texas 77056. The board of directors of Cadence Bancorp, LLC has the sole voting and dispositive power with respect to the shares of our Class A common stock held by Cadence Bancorp, LLC. The board of directors of Cadence Bancorp, LLC currently has five members, each of whom serve on our board of directors: William B. Harrison, Jr., J. Richard Fredericks, Robert K. Steel, Scott M. Stuart and Paul B. Murphy, Jr.

(2)	Messrs. Harrison, Fredericks, Steel, Stuart, Murphy, Tortorici, Fredericks, Powell, Holmes and Schultz and Ms. Toalson are investors in Cadence Bancorp, LLC. None of the foregoing persons has direct or indirect voting or dispositive power with respect to the shares of Cadence Bancorporation common stock held by Cadence Bancorp, LLC in his or her capacity as an investor in Cadence Bancorp, LLC.

As of March 28, 2018, the following persons are beneficial owners of 5% or more of the outstanding membership units of Cadence Bancorp, LLC:

	Class A Units Beneficially Owned	Class B Non- Voting Units Beneficially Owned	Class C Units Beneficially Owned	Total Units Beneficially Owned
	Number	Number	Number	Number	%(a)
Name of Beneficial Owner(b)
Arbejdsmarkedets Tillaegspension (a Danish Pension Plan)	46,161	153,839	—	200,000	16.2%
State Teachers Retirement System of Ohio	46,161	152,839	—	199,000	16.1%
Sageview Capital GenPar, L.P.(c)	—	47,320	105,313	152,633	12.4%
The State of Oregon, by and through the Oregon Investment Council on behalf of the Oregon Public Employees Retirement Fund	46,161	53,839	—	100,000	8.1%
Board of Regents of the University of Texas System	46,161	33,839	—	80,000	6.5%
California Public Employees’ Retirement System	46,161	33,247	—	79,408	6.4%

(a)	Percentages of total membership units outstanding are based on 1,234,880 total membership units outstanding as of March 28, 2018. Number of units shown is rounded to the nearest whole unit.
(b)	None of the foregoing persons has direct or indirect voting or dispositive power with respect to the shares of Cadence Bancorporation common stock held by Cadence Bancorp, LLC in its capacity as an investor in Cadence Bancorp, LLC.
(c)	Includes 105,313 Class C membership units, held by Sageview Capital GenPar, L.P.; 18,235 Class B non-voting membership units held by Sageview Capital Partners (A), L.P., over which Sageview Capital GenPar, L.P. exercises dispositive control; 13,627 Class B non-voting membership units held by Sageview Capital Partners (B), L.P., over which Sageview Capital GenPar, L.P. exercises dispositive control; and 15,458 Class B non-voting membership units held by Sageview Partners (C) Investments, L.P., over which Sageview Capital GenPar, L.P. exercises dispositive control. Scott M. Stuart, a director of Cadence Bancorp, LLC, is a managing partner of Sageview Capital and may be deemed to share beneficial ownership of membership units of Cadence Bancorp, LLC beneficially owned by Sageview Capital GenPar, L.P. Mr. Stuart expressly disclaims any such beneficial ownership.

As of March 28, 2018, Messrs. Murphy, Steel, Harrison, Stuart, Tortorici, Fredericks, Holmes, Powell and Schultz and Ms. Toalson, the directors and executive officers of the Company, are beneficial owners of membership units of Cadence Bancorp, LLC in the following amounts:

	Class A Units Beneficially Owned	Class B Non- Voting Units Beneficially Owned	Class C Units Beneficially Owned	Total Units Beneficially Owned
	Number	Number	Number	Number	%(a)
Name of Beneficial Owner
Paul B. Murphy, Jr.(b)	250	—	30,883	31,133	2.5%
Robert K. Steel(b)	5,000	—	20,025	25,025	2.0%
William B. Harrison, Jr.(b)	3,000	—	20,025	23,025	2.0%
Samuel M. Tortorici	100	—	5,350	5,450	*
Scott M. Stuart(b)(c)	100	5,000	—	5,100	*
J. Richard Fredericks(b)(d)	1,000	—	2,395	3,395	*
R. H. “Hank” Holmes, IV	—	—	3,250	3,250	*
Valerie C. Toalson	50	—	1,500	1,550	*
J. Randall Schultz	—	—	800	800	*
Jerry W. Powell	250	—	200	450	*

*	Less than 1%
(a)	Percentages of total membership units outstanding are based on 1,234,880 total membership units outstanding as of March 28, 2018. Number of units shown is rounded to the nearest whole unit.
(b)	Messrs. Harrison, Fredericks, Steel, Stuart and Murphy, as directors of Cadence Bancorp, LLC, may be deemed to share beneficial ownership of shares of our common stock beneficially owned by Cadence Bancorp, LLC. Such individuals expressly disclaim any such beneficial ownership.

(c)	Includes 100 Class A membership units and 3,500 Class B non-voting membership units held by the Scott M. Stuart 2009 Revocable Trust, 1,125 Class B non-voting membership units held by The Stuart 1996 Family Trust and 375 Class B non-voting membership units held by The Stuart 2006 Family Trust. This amount does not include membership units of Cadence Bancorp, LLC beneficially owned by Sageview Capital GenPar, L.P. in which Mr. Stuart may be deemed to share beneficial ownership. Mr. Stuart expressly disclaims any such beneficial ownership.
(d)	Includes 1,000 Class A membership units and 1,544 Class C membership units held by the Fredericks Revocable Trust.

EXECUTIVE AND DIRECTOR COMPENSATION

Summary Compensation Table

The following summary compensation table sets forth the total compensation during the fiscal years ended December 31, 2017 and December 31, 2016 of our Chief Executive Officer and our two other most highly compensated executive officers who were serving as executive officers on December 31, 2017. We refer to these officers as our “named executive officers.”

Name and Principal Position	Year	Salary ($)	Bonus ($)(1)	Stock Awards ($)(2)	Non-Equity Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Paul B. Murphy, Jr.,	2017	675,000	1,160,156	250,000	—	29,229	2,114,385
Chief Executive Officer, Cadence Bancorporation	2016	625,000	765,625	1,137,432	—	50,220	2,578,277
Samuel M. Tortorici,	2017	425,000	584,375	150,000	121,245	12,374	1,292,994
President Cadence Bancorporation and Chief Executive Officer, Cadence Bank	2016	425,000	416,500	674,742	—	12,141	1,685,261
R.H. “Hank” Holmes, IV,	2017	375,000	502,879	125,000	70,726	30,827	1,104,432
Executive Vice President, Cadence Bancorporation and President, Cadence Bank	2016	350,000	389,000	519,641	—	34,683	1,371,767

(1)	The amounts in this column reflect the annual bonuses granted to our named executive officers related to each of fiscal years 2016 and 2017 under the Executive Incentive Plan. For Mr. Holmes, the amounts for 2016 include loan forgiveness of $54,000.
(2)	Amounts in this column reflect the aggregate grant date fair value of (a) performance-based restricted stock unit awards granted in 2016 under the Cadence Bancorporation 2015 Omnibus Incentive Plan, determined in accordance with FASB ASC Topic 718; (b) Phantom A units granted in 2016 under the Cadence 2013 Long-Term Incentive Plan, determined in accordance with FASB ASC Topic 718; and (c) cash-settled phantom Cadence shares granted in 2017 under the Cadence 2013 Long-Term Incentive Plan, determined in accordance with FASB ASC Topic 718. The discussion of the assumptions used for purposes of valuation of performance-based restricted stock units and the Phantom A units granted in 2016 and 2017 (as applicable) appears in “Note 21—Equity-based Compensation,” and “Note 1—Summary of Accounting Policies—Long Term Incentive Plan,” in the Consolidated Financial Statements for the 2017 fiscal year included in our 2017 Annual Report on Form 10-K. See “—Amended and Restated Cadence Bancorporation 2015 Omnibus Incentive Plan” and “—Cadence Bank 2013 Long-Term Incentive Plan” for a description of the performance-based restricted stock units and the Phantom A units, respectively. The aggregate grant date fair value of performance-based restricted stock units granted in 2015 was as follows: Mr. Tortorici, $850,000; and Mr. Holmes, $700,000. The aggregate grant date fair value of performance-based restricted stock units granted in 2016 was as follows: Mr. Murphy, $887,432; Mr. Tortorici, $524,742; and Mr. Holmes, $432,141. The maximum grant date fair value for performance-based restricted stock units granted in 2016 if the performance-based restricted stock units vested at their maximum level is as follows: Mr. Murphy, $1,553,006; Mr. Tortorici, $918,299; and Mr. Holmes, $756,246. The aggregate grant date fair value of Phantom A units granted in 2016 was as follows: Mr. Murphy, $250,000; Mr. Tortorici, $150,000; and Mr. Holmes, $87,500. The aggregate grant date fair value of the cash-settled phantom Cadence shares granted in 2017 was as follows: Mr. Murphy, $250,000; Mr. Tortorici, $150,000; and Mr. Holmes, $125,000.
(3)	The amounts for fiscal year 2017 reflect long-term cash performance awards granted under the Cadence Bank 2013 Long-Term Incentive Plan in 2014 that vested in 2017. No amounts were payable with respect to long-term cash performance cash award granted under the Cadence Bank 2013 Long-Term Incentive Plan in 2013.
(4)	The amounts in this column for 2017 consisted of the following:

Name	Country Club Allowance ($)	Auto Allowance ($)	Split- Dollar Earnings ($)	401(k) Match ($)	Life Insurance ($)	Total ($)
Paul B. Murphy, Jr.	9,897	5,750	718	10,800	2,064	29,229
Samuel M. Tortorici	—	—	470	10,800	1,104	12,374
R.H. “Hank” Holmes, IV	13,244	5,750	313	10,800	720	30,827

Executive Incentive Plan

Our named executive officers were paid annual bonuses in respect of each of fiscal years 2017 and 2016 at the discretion of the Compensation Committee of the board of directors of Cadence Bank, which we refer to as the “Cadence Bank Compensation Committee,” based on the Cadence Bank Compensation Committee’s evaluation of the executive’s individual performance and that of Cadence Bank during the year.

Employment Agreements with Named Executive Officers

We have entered into employment agreements with each of our named executive officers. The following is a summary of the material terms of each such agreement.

Employment Agreement with Paul B. Murphy, Jr.

On February 1, 2015, we entered into an employment agreement with Mr. Murphy pursuant to which he serves as our Chief Executive Officer, a member of our board of directors, and as Chairman of the board of directors of Cadence Bank. The employment agreement provides for an initial term of one year and automatic annual renewals thereafter unless either party provides notice of non-renewal at least 90 days prior to the renewal date (in which case the term will end on the first anniversary of the renewal date). Under the employment agreement, Mr. Murphy is entitled to an annual base salary of no less than $625,000 and is eligible to receive an annual incentive payment for each fiscal year, with the target incentive opportunity being equal to 100% of his base salary (which opportunity was subsequently increased to 125% of his base salary) and the maximum incentive opportunity being equal to 150% of his base salary. Mr. Murphy is also eligible to receive employee benefits, fringe benefits, and perquisites in accordance with our established policies and to participate in equity or other long-term compensation programs at the discretion of the Compensation Committee of our board of directors. In addition, Mr. Murphy’s employment agreement provides for certain severance benefits in the event of a qualifying termination of employment and certain payments in connection with a “change in control” of the Company. See “—Potential Payments upon a Termination of Employment or a Change in Control.”

Employment Agreement with Samuel M. Tortorici

On February 1, 2015, we entered into an employment agreement with Mr. Tortorici (which was amended and restated on March 14, 2017) pursuant to which he serves as our President and the Chief Executive Officer of Cadence Bank. The employment agreement provides for an initial term of one year and automatic annual renewals thereafter unless either party provides notice of non-renewal at least 90 days prior to the renewal date (in which case the term will end on the first anniversary of the renewal date). Under the employment agreement, Mr. Tortorici is entitled to an annual base salary of no less than $425,000 and is eligible to receive an annual incentive payment for each fiscal year, with the target incentive opportunity being equal to 100% of his base salary and the maximum incentive opportunity being equal to 150% of his base salary. Mr. Tortorici is also eligible to receive employee benefits, fringe benefits, and perquisites in accordance with our established policies and to participate in equity or other long-term compensation programs at the discretion of the Compensation Committee of our board of directors. In addition, Mr. Tortorici’s employment agreement provides for certain severance benefits in the event of a qualifying termination of employment and certain payments in connection with a “change in control” of the Company. See “—Potential Payments upon a Termination of Employment or a Change in Control.”

Employment Agreement with R.H. “Hank” Holmes, IV

On February 1, 2015, we entered into an employment agreement with Mr. Holmes (which was amended and restated on March 14, 2017) pursuant to which he serves as our Executive Vice President and the President of Cadence Bank. The employment agreement provides for an initial term of one year and automatic annual renewals thereafter unless either party provides notice of non-renewal at least 90 days prior to the renewal date (in which case the term will end on the first anniversary of the renewal date). Under the employment agreement, Mr. Holmes is entitled to an annual base salary of no less than $350,000 and is eligible to receive an annual incentive payment for each fiscal year, with the target incentive opportunity being equal to 100% of his base salary. Mr. Holmes is also eligible to receive employee benefits, fringe benefits, and perquisites in accordance with our established policies and to participate in equity or other long-term compensation programs at the discretion of the Compensation Committee of our board of directors. In addition, Mr. Holmes’s employment agreement provides for certain severance benefits in the event of a qualifying termination of employment and certain payments in connection with a “change in control” of the Company. See “—Potential Payments upon a Termination of Employment or a Change in Control.”

Cadence Bancorp, LLC 2010 Class C Incentive Unit Award Plan

Cadence Bancorp, LLC has established the 2010 Class C Incentive Unit Award Plan, which we refer to as the “2010 Plan,” to provide employees, directors, and offering managers of Cadence Bancorp, LLC as well as its structuring adviser with an opportunity to participate in Cadence Bancorp, LLC’s future income and appreciation and to enhance Cadence Bancorp, LLC’s ability to attract and retain talented individuals to contribute to the sustained progress, growth, and profitability of Cadence Bancorp, LLC.

The 2010 Plan provides for the grant of Class C Incentive Units of Cadence Bancorp, LLC, which we refer to as “Class C units.” Class C units represent non-voting limited liability company interests in Cadence Bancorp, LLC that are intended to be treated as “profits interests” for United States federal income tax purposes, meaning that they generally entitle the holder only to value created by the future appreciation or profits of Cadence Bancorp, LLC.

Equity Awards Granted to Named Executive Officers

Cadence Bancorp, LLC has previously granted Class C units to each of Messrs. Murphy, Tortorici, and Holmes. Class C unit awards granted to our named executive officers generally vest as follows: one-sixth on the first and second anniversaries of the date of grant, and one-third on each of the third and fourth anniversaries of grant, subject, in each case, to continued employment and to accelerated vesting of a portion of the award upon certain terminations of employment. In addition, upon the consummation of a transaction in which the majority of Cadence Bancorp, LLC members cease to own a majority of the voting power in Cadence Bancorp, LLC or in which all or substantially all of the assets of Cadence Bancorp, LLC or its subsidiaries are sold to unaffiliated third parties, 100% of any outstanding unvested Class C units will become vested immediately prior to such transaction.

Cadence Bank 2013 Long-Term Incentive Plan

Cadence Bank has established the 2013 Long-Term Incentive Plan, which we refer to as the “2013 LTIP,” to optimize the profitability and growth of Cadence Bank through long-term incentives that are consistent with Cadence Bank’s goals. The 2013 LTIP aims to link the personal interests of plan participants to those of Cadence Bank, to provide plan participants with an incentive for excellence in individual performance, and to promote teamwork among participants.

The 2013 LTIP is administered by the Cadence Bank Compensation Committee. The Cadence Bank Compensation Committee has the power, among other things, to select who will participate in the 2013 LTIP, determine the sizes, types, and terms and conditions of awards under the 2013 LTIP, construe and interpret the 2013 LTIP and related award agreements, and certify whether award requirements have been met.

The 2013 LTIP provides for the grant of cash-based awards having a value and terms and conditions, including performance measures, if applicable, established by the Cadence Bank Compensation Committee in its sole discretion. Under the 2013 LTIP, upon a “change in control” of Cadence Bancorp, LLC, all outstanding unvested awards granted under the 2013 LTIP will become fully vested, with performance goals deemed to be attained at target levels, and will be payable 36 months after the grant date, subject to continued employment (or, if earlier, upon a termination of employment without cause following a sale of Cadence Bancorp, LLC). A “change in control” under the 2013 LTIP will generally occur upon (1) the consummation of a transaction in which the majority of Cadence Bancorp, LLC members cease to own a majority of the voting power in Cadence Bancorp, LLC or in which all or substantially all of the assets of Cadence Bancorp, LLC or its subsidiaries are sold to unaffiliated third parties, (2) the individuals who constituted the board of directors of Cadence Bank at the time the 2013 LTIP was adopted ceasing to constitute a majority of the board of directors (subject to certain exceptions), or (3) the approval by the members of Cadence Bancorp, LLC of a complete liquidation or dissolution of Cadence Bancorp, LLC.

LTIP Awards Granted to Named Executive Officers

During 2016, each of Messrs. Murphy, Tortorici and Holmes were granted awards under the 2013 LTIP consisting of (a) a long-term performance cash award, which we refer to as “Long-Term Performance Cash,” which will cliff vest on April 1, 2019, subject to continued employment and the attainment of certain performance goals tied to cumulative core net income; and (b) Phantom A units, which track the fair value of Class A units of Cadence Bancorp, LLC, as adjusted for any prior distributions, and which vest on April 1, 2019, subject to continued employment. The value of the Long-Term Performance Cash will be determined based on the extent to which performance goals are satisfied by application of a payout factor to the target value of the award. Phantom A units will be settled in cash based on the fair value as adjusted for prior distributions to Class A unit holders of Class A units, as adjusted for any prior distributions, on the vesting date.

During 2017, each of Messrs. Murphy, Tortorici, and Holmes were granted awards under the 2013 LTIP consisting of (a) a long-term performance cash award, which we refer to as “Long-Term Performance Cash,” which will cliff vest on April 1, 2020, subject to continued employment and the attainment of certain performance goals tied to adjusted GAAP pre-tax, pre-provision earnings; and (b) cash-settled phantom Cadence shares, which track the closing price of our Class A common stock, and which vest on April 1, 2020, subject to continued employment. The value of the Long-Term Performance Cash will be determined based on the extent to which performance goals are satisfied by application of a payout factor to the target value of the award. The cash-settled phantom Cadence shares will be paid based on the value of our Class A common stock on the vesting date.

Amended and Restated Cadence Bancorporation 2015 Omnibus Incentive Plan

The Company has adopted the Amended and Restated Cadence Bancorporation 2015 Omnibus Incentive Plan, which we refer to as the “2015 Omnibus Plan.” The principal purposes of this plan are to focus directors, officers, and other employees and consultants on business performance that creates shareholder value, to encourage innovative approaches to the business of the Company, and to encourage ownership of our Class A common stock by directors, officers, and other employees and consultants.

The 2015 Omnibus Plan provides for a variety of awards, including “incentive stock options” (within the meaning of Section 422 of the Code), which we refer to as “ISOs,” nonqualified stock options, stock appreciation rights, which we refer to as “SARs,” restricted stock, restricted stock units, performance units, other stock-based awards, or any combination of those awards. The 2015 Omnibus Plan provides that awards may be made under the plan for ten years. We have reserved shares of Class A common stock for issuance under the 2015 Omnibus Plan, subject to adjustment in certain circumstances to prevent dilution or enlargement.

Equity Awards Granted to Named Executive Officers

On November 30, 2016, we made a grant of Performance Based Restricted Stock Units (“PBRSUs”) to certain of our employees, including our named executive officers as follows: Mr. Murphy, 172,500 PBRSUs at target; Mr. Tortorici, 102,000 PBRSUs at target; and Mr. Holmes, 84,000 PBRSUs at target. The PBRSUs granted in 2016 vest based on continued service through the date on which the audit of the Company’s financial statements for the 2018 fiscal year is complete and the fair market value of a share of our Class A common stock as of December 31, 2018, with no shares vesting if the threshold value is not achieved and up to 1.75 times the target number of shares vesting if the maximum value is achieved. In the case of Messrs. Tortorici and Holmes, any amount paid to the executive upon the consummation of a change in control under the executive’s employment agreement prior to settlement of the vested PBRSUs (if any) will reduce the amount of shares of Class A common stock issued in settlement of the vested PBRSUs (based on the fair market value of a share of Class A common stock on the settlement date).

Upon a change in control that does not constitute a “supermajority change in control” (as defined in the applicable award agreement), the PBRSUs will remain outstanding and vest on the later of the date on which the PBRSUs would have otherwise vested and the first anniversary of such change in control, subject to continued service and the achievement of the applicable performance goals. Upon a supermajority change in control, the performance goals with respect to the PBRSUs will be deemed achieved at target.

Cadence Bancorporation Executive Bonus Plan

In connection with the consummation of our IPO, we adopted the Cadence Bancorporation Executive Bonus Plan, which we refer to as our “Bonus Plan.” The Bonus Plan is intended to provide an incentive for superior work and to motivate eligible executives of the Company toward even greater achievement and business results, to tie their goals and interests to those of ours and our stockholders, and to enable us to attract and retain highly qualified executives. Under the Bonus Plan, we may pay bonuses (including discretionary bonuses) to key executives, including executive officers, based upon such terms and conditions as our Board of Directors or Compensation Committee may in its discretion determine; however, bonuses to covered executives under the plan may not exceed $5 million in any given calendar year. The Bonus Plan is administered by our Board of Directors and/or the Compensation Committee. We may amend or terminate the Bonus Plan at any time in our sole discretion. Any amendments to the Bonus Plan will require stockholder approval only to the extent required by applicable law, rule, or regulation.

Outstanding Equity Awards at Fiscal Year-End

The following table provides information regarding outstanding equity awards held by each of our named executive officers on December 31, 2017 (rounded to the nearest whole unit or share, as applicable).

	Option Awards(1)					Stock Awards
Name	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)(2)		Option Exercise Price ($)(3)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)		Market Value of Shares or Units of Stock that Have Not Vested ($)(4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)(5)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(6)
Paul B. Murphy, Jr.	30,883	—			—
						248	(11)	413,991
						268	(12)	447,110
						12,500	(13)	339,000
									301,875	(14)	8,186,850
Samuel M. Tortorici	1,600	—		(8)	—
	1,000	—		(9)	—
	1,000	—		(8)	—
	583	1,167	(7)	(10)	—
						149	(11)	248,391
						161	(12)	268,266
						7,500	(13)	203,400
									178,500	(14)	4,840,920
Rudolph H. Holmes	750	—		(8)	—
	500	—		(9)	—
	250			(8)	—
	583	1,167	(7)	(10)	—
						87	(11)	144,902
						94	(12)	156,489
						6,250	(13)	169,500
									147,000	(14)	3,986,640

(1)	Amounts listed are Class C units of Cadence Bancorp, LLC issued to the named executive officer under the Cadence Bancorp, LLC 2010 Class C Incentive Unit Award Plan. See “—Cadence Bancorp, LLC 2010 Class C Incentive Unit Award Plan” for more information.
(2)	Class C units become vested as follows: one-sixth vest on each of the first and second anniversaries of the grant date and one-third vest on each of the third and fourth anniversaries of the date of grant, subject to continued employment through the applicable vesting date and accelerated vesting on qualifying terminations of employment or on a “change in control” (as that term is defined in the 2010 Plan).
(3)	The Class C units granted to Messrs. Murphy, Tortorici, and Holmes participate in distributions attributable to appreciation in the fair market value of Cadence Bancorp, LLC or profits of Cadence Bancorp, LLC after their respective dates of grant. Class C units of Cadence Bancorp, LLC have no expiration date.
(4)	The amounts for Phantom A unit grants made in 2015 and 2016 are computed based on a value per Class A unit of $1,670.53 as of December 31, 2017. The amounts for phantom Cadence shares are computed based on a value per share of our Class A common stock of $27.12 as of December 29, 2017 (the last trading day of fiscal year 2017).
(5)	Amounts listed are PBRSUs granted under the 2015 Omnibus Plan (with unit and payout amounts computed based on maximum performance). If threshold performance is achieved, a pro rata portion of the target number of PBRSUs will vest based on the amount by which actual performance exceeds target performance.
(6)	Amounts computed based on a value per share of Class A common stock of $27.12 as of December 29, 2017 (the last trading day of fiscal year 2017).
(7)	These Class C units vested with respect to 292 units on each of March 1, 2016 and March 1, 2017, and will vest with respect to 583 units on each of March 1, 2018 and March 1, 2019 (subject to rounding).
(8)	As of December 31, 2017, these Class C units would generally be entitled to participate in distributions to the extent the fair market value of the common equity of Cadence Bancorp, LLC exceeded $921.4 million.
(9)	As of December 31, 2017, these Class C units would generally be entitled to participate in distributions to the extent the fair market value of the common equity of Cadence Bancorp, LLC exceeded $930 million.
(10)	As of December 31, 2017, these Class C units would generally be entitled to participate in distributions to the extent the fair market value of the common equity of Cadence Bancorp, LLC exceeded $1.015 billion.
(11)	Amounts listed are Phantom A units, which track the value of Class A units of Cadence Bancorp, LLC, plus prior distributions, granted to our named executive officers under the Cadence Bank 2013 Long-Term Incentive Plan. See “—Cadence Bank 2013 Long-Term Incentive Plan” for more information. These Phantom A units will vest on April 1, 2018, subject to continued employment through the vesting date and accelerated vesting on a “change in control” (as that term is defined in the 2013 LTIP).
(12)	Amounts listed are Phantom A units, which will vest on April 1, 2019, subject to continued employment through the vesting date and accelerated vesting on a “change in control” (as that term is defined in the 2013 LTIP).
(13)	Amounts listed are cash-settled phantom Cadence shares, which track the value of our Class A common stock, granted to our named executive officers under the Cadence Bank 2013 Long-Term Incentive Plan. See “—Cadence Bank 2013 Long-Term Incentive Plan” for more information. These cash-settled phantom Cadence shares will vest on April 1, 2020, subject to continued employment through the vesting date and accelerated vesting on a “change in control” (as that term is defined in the 2013 LTIP).
(14)	PBRSUs will vest on the date on which the audit of the Company’s financial statements for the 2018 fiscal year is completed, subject to continued service through that date and the fair market value of a share of our Class A common stock on December 31, 2018. See “—Amended and Restated Cadence Bancorporation 2015 Omnibus Incentive Plan” for more information.

Other Compensation Programs and Practices

Retirement Plans and Benefits

Cadence Bank 401(k) Plan

Our named executive officers are each eligible to participate in our 401(k) plan, which is designed to provide retirement benefits to all eligible full-time and part-time employees. Our 401(k) plan provides employees with the opportunity to save for retirement on a tax-deferred basis, and permits employees to defer between 1% and 50% of eligible compensation, subject to statutory limits. Participants who are at least 50 years old are also entitled to make “catch-up” contributions, subject to certain limitations. Under the 401(k) plan, we are permitted to make both discretionary matching contributions and discretionary profit sharing contributions. Any discretionary matching contributions vest immediately, while any discretionary profit sharing contributions vest in equal installments over five years, subject to continued employment. Employees are fully vested in any contributions they make immediately. During fiscal years 2017 and 2016, we made matching contributions to all participants equal to the participant’s elective deferrals of up to 100% of the first 3% of their eligible earnings and 50% of the next 2% of their eligible earnings. We did not make any discretionary profit sharing contributions during fiscal years 2017 and 2016.

Cadence Bancorporation Deferred Compensation Plan

Mr. Tortorici also participates in the Cadence Bancorporation Deferred Compensation Plan, which we refer to as our “Deferred Compensation Plan,” and which is a nonqualified deferred compensation plan that permits key management officers and employees of the Company and its affiliates to defer income beyond the amounts permitted under the Company’s 401(k) plan. Under the Deferred Compensation Plan, a participant may elect to defer an amount not to exceed 25% of his or her basic compensation (i.e., base salary and any commissions) and up to 100% of his or her bonus, subject to certain limitations, until a fixed future date or his or her retirement. In our sole discretion, we may make additional contributions to participants’ accounts, which need not be uniform among participants. Any such contributions we make may be subject to vesting and forfeiture. We did not make any discretionary contributions during fiscal years 2017 and 2016 to the Deferred Compensation Plan.

We have established a rabbi trust with respect to our Deferred Compensation Plan to which we contribute participants’ deferred amounts and any amounts contributed by us to the participants’ accounts. The Cadence Bancorporation Deferred Compensation Plan does not provide for above-market or preferential earnings.

Potential Payments upon a Termination of Employment or a Change in Control

Below we have described the severance and other change in control benefits to which our named executive officers would be entitled upon a termination of employment and in connection with a change in control.

Termination of Employment without Cause or Resignation with Good Reason

The employment agreements with each of our named executive officers provides for severance benefits if we terminate the executive without “cause” or the executive resigns with “good reason” (as each of those terms is defined in the applicable employment agreement), which circumstances we refer to as a “qualifying termination of employment.” Upon a qualifying termination of employment, the executive will be entitled to the following payments and benefits under his employment agreement:

•	a lump sum cash payment consisting of accrued but unpaid base salary and unused vacation, which we refer to as the “accrued obligations”;

•	a lump sum cash payment consisting of any earned but unpaid annual incentive payment with respect to a completed fiscal year, which we refer to as the “unpaid incentive payment”;

•	cash severance equal to the product of (a) the sum of (i) the executive’s annual base salary and (ii) the executive’s target incentive payment for the fiscal year in which the termination occurs, multiplied by (b) two, payable in 24 equal monthly installments;

•	certain life insurance and medical benefits for the executive and his dependents for 24 months following the date of termination of employment, which we refer to as the “health and welfare benefits”; and

•	to the extent not paid, any other amounts or benefits that the executive is required to be paid or eligible to receive under any other employee benefit plan of the Company or its affiliates, which we refer to as the “other benefits.”

For purposes of the employment agreements with our named executive officers, “cause” generally means (a) intentional misconduct; (b) fraud, embezzlement, or intentional theft from Cadence (which, for purposes of the employment agreements, means the Company and Cadence Bank); (c) intentional wrongful damage to Cadence’s property; (d) intentional wrongful disclosure of material confidential information, trade secrets, or confidential business processes of Cadence; (e) an act leading to a conviction of (i) a felony or (ii) a misdemeanor involving moral turpitude; (f) willful engagement in illegal conduct or gross misconduct, either of which is demonstrably and not insubstantially injurious to Cadence; or (g) continued refusal to follow lawful directions of the executive’s supervisor (other than any such refusal resulting from incapacity due to physical or mental illness) after a written demand to follow such directions is delivered to the executive by our board of directors or Cadence, as applicable, that specifically identifies the manner in which our board of directors or Cadence, as applicable, believes the executive has refused to follow such directions.

For purposes of the employment agreements with our named executive officers, “good reason” generally means the occurrence of any of the following without the written consent of the executive: (a) a material and adverse change in the executive’s position or a failure of Cadence to provide the executive with the authorities, responsibilities, and reporting relationships consistent with the executive’s position; (b) a material failure of Cadence to provide any compensation and benefits when due pursuant to the terms of the employment agreement; (c) a purported termination of the executive by Cadence other than as provided under the terms and conditions of the employment agreement; (d) a relocation of Cadence’s offices at which the executive is principally employed to a location more than 50 miles from such location, subject to certain exceptions for business travel; (e) a failure of the Company to require a successor to assume the employment agreement; or (f) Cadence providing a notice of nonrenewal to the executive under the employment agreement.

Termination of Employment with Cause or Resignation without Good Reason

If we terminate the employment of a named executive officer with “cause,” or the executive resigns without “good reason,” the executive will only be entitled to the accrued obligations and the other benefits.

Termination Due to Death or Disability

Under their respective employment agreements, upon a termination of employment due to death or disability, our named executive officers will generally be entitled to:

•	the accrued obligations;

•	a prorated target incentive payment for the fiscal year in which the termination occurs;

•	in the case of disability, the health and welfare benefits for 12 months following the termination; and

•	the other benefits.

The payments and benefits to which each named executive officer is entitled upon a termination of employment without cause, with good reason, or due to death or disability (except for the accrued obligations, the unpaid incentive payment, and the other benefits) are subject to his execution, delivery, and non-revocation of a release of claims by the employee or the representative of his or her estate in favor of the Company and its affiliates and compliance with the restrictive covenants set forth in the employment agreement.

Change in Control

Mr. Murphy

Under his employment agreement, upon a “change in control” of the Company (as that term is defined in the employment agreement), Mr. Murphy is entitled to receive a lump sum cash payment in an amount equal to the product of (a) the sum of (i) the executive’s annual base salary plus (ii) the executive’s target incentive payment for the fiscal year in which the change in control occurs, and (b) three. This payment would be in lieu of any cash severance to which Mr. Murphy would otherwise by entitled upon his termination of employment without cause or resignation for good reason on or following a change in control.

Messrs. Tortorici and Holmes

Under their respective employment agreements, upon a “change in control” of the Company (as that term is defined in the employment agreement) that occurs before June 30, 2019 and provided that any PBRSUs granted to the executive in 2016 have not been settled or forfeited, Messrs. Tortorici and Holmes will be entitled to receive a lump sum cash payment in an amount equal to the product of (a) the sum of (i) the executive’s annual base salary plus (ii) the executive’s target incentive payment for the fiscal year in which the change in control occurs and (b) 1.5. This payment would reduce any cash severance to which the executive would otherwise be entitled upon his termination of employment without cause or resignation for good reason on or within 24 months following a change in control (described below).

In addition, under their respective employment agreements, if Messrs. Tortorici or Holmes experience a qualifying termination of employment within 24 months following a change in control of the Company, the executive will be entitled to the following:

•	the accrued obligations;

•	the unpaid incentive payment;

•	a lump sum cash payment equal to the product of (a) the sum of (i) the executive’s annual base salary plus (ii) the executive’s target incentive payment for the fiscal year in which the termination occurs multiplied by (b) 3.0 (in the case of Mr. Tortorici) or 2.5 (in the case of Mr. Holmes);

•	the health and welfare benefits; and

•	the other benefits.

The payments and benefits to which each of Messrs. Tortorici and Holmes are entitled on a qualifying termination within 24 months following a change in control (except for the accrued obligations, the unpaid incentive payment, and the other benefits) are subject to his execution, delivery, and non-revocation of a release of claims in favor of the Company and its affiliates and compliance with the restrictive covenants set forth in the employment agreement.

Upon a change in control, our named executive officers will also be entitled to a lump sum distribution of all balances credited to their respective accounts under the Deferred Compensation Plan, which provides that all amounts deferred under the plan will be distributed to participants upon the occurrence of a change in control, regardless of the payment election made by a participant to the contrary. PBRSUs granted under the 2015 Omnibus Plan will be treated upon a change in control in the manner described in “—Amended and Restated Cadence Bancorporation 2015 Omnibus Incentive Plan—Equity Awards Granted to Named Executive Officers.” In addition, as described above, unvested Class C unit awards granted under the 2010 Plan and unvested awards granted under the 2013 LTIP will all become fully vested upon a change in control of Cadence Bancorp, LLC. See “—Cadence Bancorp, LLC 2010 Class C Incentive Unit Award Plan” and “—Cadence Bank 2013 Long-Term Incentive Plan” for more information.

Director Compensation

In connection with our IPO, we adopted a directors’ compensation program that provides compensation to our non-employee directors. Under this program, each of our non-employee directors (other than Scott M. Stuart) receives an annual retainer of $100,000 and the Lead Director receives an additional annual retainer of $15,000, payable quarterly in arrears. Mr. Stuart, who is a member of our board of directors and the co-founder of Sageview Capital, a unitholder of Cadence Bancorp, LLC, our controlling stockholder, does not receive compensation for his service as a director. In addition, our advisory directors, Marc Shapiro and Stanley Levy, also do not receive compensation for their services as advisors.

We intend in future years to provide that at least 50% of the annual retainer payable to a non-employee director will be paid in the form of shares of our common stock, based on the fair market value of our common stock on the date the retainer is paid (though the director may elect to receive up to 100% of the annual retainer in the form of shares); however, all compensation paid to our non-employee directors in 2017 was in the form of cash.

Non-employee directors are restricted from transferring, hedging, pledging, or disposing of any shares of our common stock that they receive under the directors’ compensation program for one year following receipt of the shares.

Name	Fees Earned or Paid in Cash ($)(1)	Total ($)
William B. Harrison, Jr.	57,500	57,500
J. Richard Fredericks	50,000	50,000
Robert K. Steel	50,000	50,000
Scott M. Stuart.	—	—

(1)	Reflects prorated payment of annual retainer for fiscal year 2017. Prior to our IPO, none of our non-employee directors earned any compensation for their service on our board of directors.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2017 regarding total shares of Class A common stock subject to outstanding stock options and rights and total additional shares available for issuance under our existing equity incentive plans.

	(a)		(b)	(c)
Plan Category	Number of Shares to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)	Number of Shares Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a))
Equity compensation plans approved by security holders	1,181,250	(2)	—	6,318,750	(3)
Equity compensation plans not approved by security holders	—		—	—
Total	1,181,250		—	6,318,750

(1)	The outstanding awards set forth in column (a) have no exercise price.
(2)	This number represents the 1,181,250 shares issuable pursuant to outstanding PBRSUs granted under the Amended and Restated 2015 Omnibus Incentive Plan (the “Plan”) (assuming applicable performance goals are satisfied at maximum levels). A total of 672,750 shares subject to outstanding PBRSUs would be earned if applicable performance goals are satisfied at target levels.
(3)	This number represents the 6,318,750 shares available for issuance under the Plan as of December 31, 2017.

OUR RELATIONSHIP WITH CADENCE BANCORP, LLC AND CERTAIN OTHER RELATED PARTY TRANSACTIONS

In addition to the compensation arrangements with directors and executive officers described in “Executive Compensation” above, the following is a description of each transaction since January 1, 2017, and each proposed transaction in which:

•	we have been or are to be a participant;

•	the amount involved exceeds or will exceed $120,000; and

•	any of our directors (including nominees for election as director), executive officers or beneficial holders of more than 5% of our capital stock, or any immediate family member of or person sharing the household with any of these individuals (other than tenants or employees), had or will have a direct or indirect material interest.

Registration Rights Agreement

In connection with our IPO, we entered into a registration rights agreement with Cadence Bancorp, LLC, pursuant to which we granted Cadence Bancorp, LLC and its permitted transferees (including any of its unitholders who are distributed or otherwise transferred shares of our Class A common stock) registration rights with respect to all of the shares of our Class A common stock. These rights include demand registration rights, shelf registration rights and “piggyback” registration rights, as well as customary indemnification. All fees, costs and expenses related to any registration under the agreement will be borne by us, other than stock transfer taxes and underwriting discounts or commissions. If Cadence Bancorp, LLC distributes or otherwise transfers shares of our common stock to holders of its membership units, certain of those unitholders would benefit from the registration rights under the Registration Rights Agreement. The shares of our Class A common stock held by those unitholders of Cadence Bancorp, LLC would then be able to be resold into the public markets in connection with the exercise of those registration rights or in accordance with the requirements of Rule 144 under the Securities Act, in each case after the expiration of the lockup periods described in “Shares Eligible for Future Sale—Lock-Up Agreements.” In addition, if requested by Cadence Bancorp, LLC, subject to the requirements of any lock-up period then in effect (or waiver thereof), we may file a registration statement to permit Cadence Bancorp, LLC to offer to exchange shares of our common stock that it owns for some or all of the membership units of Cadence Bancorp, LLC held by certain of our current and/or former employees.

Demand Registration Rights. The registration rights agreement grants Cadence Bancorp, LLC and such permitted transferees demand registration rights. We are required, upon the written request of Cadence Bancorp, LLC or such a permitted transferee, to use our commercially reasonable efforts to effect registration of shares requested to be registered as soon as practicable after receipt of the request, subject to certain exceptions.

Shelf Registration Rights. The registration rights agreement grants Cadence Bancorp, LLC and such permitted transferees shelf registration rights. Under the terms of the registration rights agreement, Cadence Bancorp, LLC or such a permitted transferee may demand that we file a shelf registration statement with respect to those shares requested to be registered. Upon such demand, we are required to use our commercially reasonable efforts to effect such registration.

“Piggyback” Registration Rights. The registration rights agreement grants Cadence Bancorp, LLC and such permitted transferees “piggyback” registration rights. If we register any of our securities either for our own account or for the account of other security holders, the holders of these shares are entitled to include their shares in the registration.

Ordinary Banking Relationships

Certain of our officers and directors, as well as their immediate family members and affiliates, are customers of, or have had transactions with, Cadence Bank or the Company in the ordinary course of business.

These transactions include deposits, loans, wealth-management products and other financial services related transactions. Related party transactions are made in the ordinary course of business, on substantially the same terms, including interest rates and collateral (where applicable), as those prevailing at the time for comparable transactions with persons not related to us, and do not involve more than a normal risk of collectability or present other features unfavorable to us. As of the date of this prospectus, no related party loans were categorized as nonaccrual, past due, restructured or potential problem loans. We expect to continue to enter into transactions in the ordinary course of business on similar terms with our officers and directors as well as their immediate family members and affiliates.

Other Related Party Transactions

Mr. Robert Steel, a member of our board of directors, is the Chief Executive Officer of Perella Weinberg Partners Group LP, which in 2016 acquired Tudor, Pickering, Holt & Co., one of the underwriters in our November 2017 secondary offering and in our IPO. Tudor, Pickering, Holt & Co. received underwriting discounts and commissions of approximately $200,000 in our IPO and approximately $165,000 in our November 2017 secondary offering. Tudor, Pickering, Holt & Co. did not participate in our February 2018 secondary offering.

Policies and Procedures Regarding Related Party Transactions

Transactions among Cadence Bancorp, LLC, Cadence Bancorporation, Cadence Bank and any of their other affiliates are subject to a formal written policy, as well as certain regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions between banks and their affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by banks to the executive officers, directors, principle shareholders (and their related interests) of the bank and its affiliates). We have adopted policies to comply with these regulatory requirements and restrictions.

In addition, our board of directors has adopted a written policy governing the approval of related party transactions that complies with all applicable requirements of the SEC and the NYSE concerning related party transactions. Related party transactions are transactions in which we are or will be a participant, the amount involved exceeds or will exceed $120,000 and a related party has or will have a direct or indirect material interest. Related parties of the Company include directors (including immediate family members or persons sharing the household with any of these persons (other than tenants and employees)). Our general counsel, in consultation with management and outside counsel, as appropriate, will review potential related party transactions to determine if they are subject to the policy. If so, the transaction will be referred to the Nominating and Corporate Governance Committee for approval. In determining whether to approve a related party transaction, the Committee will consider, among other factors, the fairness of the proposed transaction, the direct or indirect nature of the related party’s interest in the transaction, the appearance of an improper conflict of interests for any director or executive officer taking into account the size of the transaction and the financial position of the related party, whether the transaction would impair an outside director’s independence, the acceptability of the transaction to our regulators and the potential violations of other corporate policies. Our Related Party Transactions Policy is available on our website at www.cadencebancorporation.com, as an annex to our Corporate Governance Guidelines.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires directors, executive officers and greater than 10% beneficial owners of the Company’s common stock to file reports concerning their ownership of and transactions in such common stock. Based on a review of these reports filed by the Company’s officers, directors and shareholders, the Company believes that its officers, directors and shareholders complied with all filing requirements under Section 16(a) of the Exchange Act during fiscal year 2017.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board, which consists entirely of directors who meet the independence requirements of applicable SEC regulations and the NYSE listing standards for audit committee members, has furnished the following report:

Report of the Audit Committee

The Company’s management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those financial statements with accounting principles generally accepted in the United States of America (“GAAP”). The Audit Committee oversees the Company’s internal controls and financial reporting process on behalf of the Board of Directors and in accordance with the Audit Committee Charter.

In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with GAAP and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 16, Communications with Audit Committees, as adopted by the Public Company Accounting Oversight Board. These matters include the quality, and not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements.

In addition, the Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence. Further, the Audit Committee has also discussed with the independent registered public accounting firm the firm’s independence from the Company and its management. In concluding that the registered public accounting firm is independent, the Audit Committee considered, among other factors, whether the non-audit services provided by the firm were compatible with its independence.

The Audit Committee discussed with the Company’s independent registered public accounting firm the overall scope and plans for their audit. The Audit Committee meets with the independent registered public accounting firm, with and without management present, to discuss the results of their examination, their evaluation of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

In performing all of these functions, the Audit Committee acts only in an oversight capacity. In its oversight role, the Audit Committee relies on the work and assurances of the Company’s management, which has the primary responsibility for financial statements and reports, as well as the independent registered public accounting firm who, in its report, expresses an opinion on the conformity of the Company’s financial statements to GAAP. The Audit Committee’s oversight does not provide it with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to ensure compliance with accounting standards and applicable laws and regulations. Furthermore, the Audit Committee’s considerations and discussions with management and the independent registered public accounting firm do not ensure that the Company’s financial statements are presented in accordance with GAAP, or that the audit of the Company’s financial statements has been carried out in accordance with auditing standards generally accepted in the United States of America or that the Company’s independent registered public accounting firm is “independent.”

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors, and the Board has approved, that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2017 for filing with the Securities and Exchange Commission. The Audit Committee also has approved, subject to stockholder ratification, the selection of the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018.

Audit Committee Members

J. Richard Fredericks (Chairperson)

William B. Harrison, Jr.

Robert K. Steel

PRINCIPAL ACCOUNTANT FEES

The following table presents fees for professional audit services rendered by Ernst & Young LLP for the audit of the Company’s annual consolidated financial statements at and for each of the last two fiscal years ended December 31, 2016 and 2017, and fees billed for other services rendered by Ernst & Young LLP during those periods.

	2017	2016
Audit Fees (1)	$2,604,533	$1,299,650
Audit Related Fees	0	0
Tax Fees (2)	379,380	0
All Other Fees (3)	40,000	0

Total	$3,023,913	$1,299,650

(1)	Audit fees include fees associated with the annual audit of the Company’s consolidated financial statements, reviews of the Company’s quarterly reports on Form 10-Q, SEC filings and other matters and statutory audits.
(2)	Tax fees include fees associated with tax compliance services, including the preparation, review and filing of tax returns, tax advice and tax planning.
(3)	All other fees include fees associated with advisory services related to regulatory compliance reporting.

The Audit Committee Charter requires the pre-approval of all services to be provided by the Company’s independent auditors. These services may include audit services, audit-related services, tax services and other services. The Audit Committee has sole authority, without action by the Board, for the review and approval of such services. The Audit Committee has delegated to its Chair the authority to pre-approve audit and permissible tax and non-audit services. Any such approval pursuant to this delegation must be presented to the Audit Committee at its next regular meeting for ratification. All such services were pre-approved by the Audit Committee in accordance with these procedures.

PROPOSAL NO. 2—RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Ernst & Young LLP, independent registered public accounting firm, served as the independent registered public accounting firm for the Company for the fiscal year ended December 31, 2017, and the Audit Committee has appointed Ernst & Young LLP as auditors for the Company for the fiscal year ending December 31, 2018. The Board and the Audit Committee recommend that stockholders ratify the appointment of Ernst & Young LLP as independent auditors for the Company. The Company’s organizational documents do not require that stockholders ratify the selection of Ernst & Young LLP as the Company’s independent registered public accounting firm. However, the Board believes such ratification is a matter of good corporate practice. If stockholders do not ratify the appointment, the Audit Committee will reconsider its selection but may still retain Ernst & Young LLP. One or more representatives of Ernst & Young LLP are expected to be present at the Annual Meeting and afforded an opportunity to make a statement, if they desire to do so, and to be available to respond to questions from stockholders.

Required Vote

Ratification of the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2018 requires the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting, in person or by proxy, and entitled to vote thereon. Abstentions will have the same effect as a vote against ratification.

THE BOARD OF DIRECTORS AND AUDIT COMMITTEE UNANIMOUSLY RECOMMEND THAT YOU VOTE “FOR” THE RATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLP TO SERVE AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2018.

PROPOSAL NO. 3—APPROVAL OF EMPLOYEE STOCK PURCHASE PLAN

Employee Stock Purchase Plan

On March 2, 2018, our Board of Directors adopted the 2018 Employee Stock Purchase Plan (the “Plan”), subject to stockholder approval. The purpose of the Plan is to encourage employee stock ownership, thus aligning employee interests with those of stockholders, and to enhance the ability of the Company to attract, motivate and retain qualified employees. We believe that the Plan offers a convenient means for our employees who might not otherwise own our common stock to purchase and hold shares.

A summary of the Plan is set forth below. The description of the Plan is a summary and is qualified by and subject to the full text of the Plan, which is attached to this proxy statement as Exhibit A and available in the SEC Filings and Ownership Reports area of the Investor section of our website at www.cadencebancorporation.com.

Vote Required

We are seeking stockholder approval to qualify the Plan as an “employee stock purchase plan” under Section 423 of the Internal Revenue Code (the “Code”) and the related regulations. Approval of the Plan requires the affirmative vote of a majority of the shares present in person or represented by proxy and entitled to vote on this matter. Abstentions will have the effect of voting against this proposal. Broker non-votes are not considered to be entitled to vote and therefore will have no effect on the voting results for this proposal. The Board of Directors recommends a vote FOR approval of the 2018 Employee Stock Purchase Plan.

Shares Subject to the Plan

The Plan covers an aggregate of 500,000 shares of our Class A Common Stock. If any purchase right under the Plan terminates, is cancelled or expires without having been exercised in full, the underlying shares that were not purchased will again be available under the Plan.

Eligibility; Plan Participants

As defined in the Plan, all employees of the Company and its subsidiaries, including officers and directors who are employees, are eligible to participate in the Plan, unless after the grant of purchase rights under the Plan, the employee would own common stock exceeding 5% of the total combined voting power or value of all outstanding capital stock of the Company (as calculated under the attribution rules in the Code). Members of the Board of Directors who are not employed as regular salaried officers or employees of the Company may not participate in the Plan. Participation in the Plan is voluntary and is dependent upon each eligible employee’s election to participate and his or her determination, subject to the Plan’s provisions, as to the desired level of participation. As of March 16, 2018, approximately 1,218 employees would have been eligible to participate in the Plan.

Administration

The Plan is administered by the Compensation Committee, which has broad power to make determinations under the Plan, to interpret the terms of the Plan and to establish rules and regulations for its administration.

Terms

Offerings; Purchase Periods; Price. The Compensation Committee determines whether offers will be made and the beginning and ending dates of the related purchase periods. A purchase period may be not less than one month nor more than 27 months. The Compensation Committee also determines the purchase price at which shares may be purchased by participants, which will not be less than the lesser of 85% of the fair market value per share of the common stock on the first day of the purchase period or 85% of the fair market value per share on the last day of the purchase period. We anticipate initiating the Plan with monthly purchase periods, end of month purchase dates and a 15% discount from the closing price on the purchase date. The Committee may, however, modify at its discretion the discount, purchase period, purchase date and other aspects of the Plan design within the Plan parameters from time to time.

Enrollment; Payment. Prior to the first day of each purchase period, each participant will make an irrevocable election to participate during the purchase period. At the end of the purchase period, the participant will receive a number of shares, determined on the last day of the purchase period, equal to the payroll deductions credited during the purchase period divided by the fair market value of a share at the end of the purchase period less the applicable discount. For purposes of the Plan, the fair market value of a share will be the closing price of common stock on the applicable stock exchange on which the common stock trades for the first and last days of the purchase period, respectively. In the event that there are no common stock transactions on either date, the fair market value will be determined as of the immediately preceding date on which there were common stock transactions.

The number of shares purchased in a purchase period may in no event exceed 10,000 shares. In addition, a participant may not purchase shares with a fair market value greater than $25,000 under the Plan in any calendar year.

Participants may purchase shares only by submitting an election form during the election period established by the Compensation Committee prior to the beginning of each purchase period, stating the participant’s election to have after-tax payroll deductions made for the purpose of participating in the Plan. After initial enrollment in the Plan, payroll deductions will continue from purchase period to purchase period unless the participant makes another election to terminate his or her payroll deductions during a subsequent election period, terminates his or her employment with the Company or becomes ineligible to participate in the Plan. The amounts deducted will be credited to the participant’s account under the Plan until the purchase date, but we will not pay any interest on the deducted amounts (unless required by law).

If sufficient shares are not available in any purchase period under the Plan, the available shares will be allocated pro rata among the participants in that purchase period in the same proportion that their base compensation bears to the total of the base compensations of all participants for that purchase period. Any amounts not applied to the purchase of common stock will be refunded to the participants after the end of the purchase period.

Termination of Employment. If a participant ceases to be one of our employees for any reason, the terminated employee’s participation in the Plan will cease; however, all amounts credited to the terminated employee’s account (and any payroll deductions previously authorized by the terminated employee attributable to payroll periods prior to the employee’s last day of employment) will remain in the Plan for purchase of shares of common stock on the next following purchase date.

Adjustments; Certain Transactions

To prevent dilution or enlargement of the rights of participants under the Plan, appropriate adjustments will be made if any change is made to our outstanding common stock by reason of any merger, reorganization, consolidation, recapitalization, dividend or distribution, stock split, reverse stock split, spin-off or similar transaction or other change in corporate structure affecting our common stock or its value. The closing price of a share of Class A Common Stock on the NYSE on March 26, 2018, the latest practicable date prior to the filing of this proxy statement, was $26.81.

In the event of a change in control of the Company, the Compensation Committee shall have the right to terminate the purchase period as of such date, and, if so terminated, each participant shall be deemed to have exercised, immediately prior to such change in control, his or her option to the extent payroll deductions were made prior thereto. Comparable rights shall accrue to each participant in the event of successive changes in control.

Restriction on Transfer

The right to acquire shares under the Plan is not transferable.

Amendment and Termination

The Board of Directors may terminate the Plan or the granting of purchase rights under the Plan at any time. No offers may be made under the Plan after December 31, 2028. The Board may amend the Plan at any time, but no amendment may disqualify the Plan under Section 423 of the Code or Rule 16b-3 promulgated under the Securities Exchange Act of 1934, as amended, without stockholder approval. No amendment, modification or termination of the Plan will adversely affect any right to purchase shares that has been granted under the Plan without the consent of the participant.

United States Federal Income Tax Consequences

The following is a brief general summary of the material United States federal income tax consequences to the Company and to participants in the Plan based on the Code as currently in effect. This summary is necessarily general in nature, does not address employment taxes, estate or gift taxes, or foreign, state or local tax consequences, and is not complete. This summarized tax information is not tax advice.

The Plan is intended to be an “employee stock purchase plan” as defined in Section 423 of the Code, under which neither the grant nor the exercise of rights to acquire common stock under the Plan is taxable to the participant or gives rise to a deduction for the Company.

If a participant sells the shares acquired under the Plan more than two years after the beginning of the applicable purchase period and one year from the purchase date, the participant will recognize as ordinary income the lesser of the amount by which the fair market value of the shares when purchased exceeds the purchase price (i.e., the discount below fair market value) or the amount, if any, by which the fair market value of the shares at the time of the sale exceeds the purchase price. The participant’s tax basis in the purchased shares will increase by the amount recognized as ordinary income and any further gain recognized on the sale will be treated as capital gain. The Company will not be entitled to a deduction with respect to that sale.

If the participant sells the shares acquired under the Plan within two years after the beginning of the applicable purchase period or within one year of the purchase date, the participant will recognize ordinary income in the year of the sale, the amount of which generally will be the excess of the fair market value of the shares on the date the shares were purchased (i.e., the end of the applicable purchase period) over the purchase price for those shares. The participant’s tax basis will increase by the amount recognized as ordinary income and any further gain or loss realized upon the sale will be capital gain or loss. In general, the Company will be entitled to a tax deduction at the time of the sale in an amount equal to the ordinary income recognized by the participant. However, if the participant is one of our most highly compensated employees for purposes of Section 162(m) of the Code in the year of sale, a deduction may not be available to us to the extent the participant’s total ordinary income during that year exceeds $1 million.

Plan Benefits

Because participation in the Plan is voluntary, the number of purchase periods under the Plan is subject to the discretion of the Compensation Committee, and the purchase prices of shares under the Plan are in part a function of prevailing market prices of the common stock that vary from time to time, the benefits to be received by participants are not determinable. As noted above, however, no employee is permitted to participate if the rights of employees to purchase our common stock under the Plan and all similar purchase plans maintained by us would accrue at a rate that exceeds $25,000 of the fair market value of such stock (determined at the time the right is granted) for each calendar year.

Equity Compensation Plan Information

For information regarding our equity compensation plans under which securities are authorized for issuance as of December 31, 2017, please see “Equity Compensation Plan Information” elsewhere in this proxy statement.

OTHER BUSINESS

As of the date of this Proxy Statement, management of the Company has no knowledge of any matters to be presented for consideration at the Annual Meeting other than those referred to above. If any other matters properly come before the Annual Meeting, the persons named in the accompanying proxy card intend to vote each proxy, to the extent entitled, in accordance with their best judgment.

STOCKHOLDER PROPOSALS FOR THE 2019 ANNUAL MEETING

Stockholders who, in accordance with the SEC’s Rule 14a-8, wish to present proposals for inclusion in the proxy materials to be distributed by us in connection with our 2019 Annual Meeting of Stockholders must submit their proposals by certified mail, return receipt requested, and must be received by the Secretary at our principal offices in Houston, Texas on or before November 30, 2018, to be eligible for inclusion in our proxy statement and proxy card relating to that meeting. In the event that we hold our 2019 Annual Meeting of Stockholders more than 30 days before or after the one-year anniversary date of the Annual Meeting, we will disclose the new deadline by which stockholders’ proposals must be received in our earliest possible Quarterly Report on Form 10-Q or, if impracticable, by any means reasonably calculated to inform stockholders. As the rules of the SEC make clear, simply submitting a proposal does not guarantee its inclusion.

In accordance with the Company’s Bylaws, proposals of stockholders intended to be presented at the 2019 Annual Meeting of Stockholders (other than director nominations) must be received by the Company’s Secretary no later than February 15, 2019 nor earlier than January 16, 2019, provided that if the 2019 Annual Meeting is held more than 30 days before, or 60 days after, May 16, 2019, such notice must be given by the later of the close of business on the date 120 days prior to the meeting and not later than the close of business on the date 90 days prior to the meeting, or, if the first public announcement of the date of the meeting is less than 100 days prior to the date of the meeting, the tenth day following the date the meeting date is first publicly announced or disclosed.

Furthermore, in order for any stockholder to properly propose any business for consideration at the 2019 Annual Meeting, including the nomination of any person for election as a director, or any other matter raised other than pursuant to Rule 14a-8 of the proxy rules adopted under the Exchange Act, written notice of the stockholder’s intention to make such proposal must be furnished to the Company in accordance with, and including such information required by, the Company’s Bylaws. A copy of the Company’s Bylaws is available on our website at www.cadencebancorporation.com.

The Governance Committee considers nominees recommended by stockholders as candidates for election to the Board using the same criteria as candidates selected by the Governance Committee discussed in the section entitled “Proposal No. 1—Election of Directors.” A stockholder wishing to nominate a candidate for election to the Board at an annual meeting is required to give written notice to the Company’s Secretary of his or her intention to make a nomination in accordance with the requirements contained in the Company’s Bylaws. Pursuant to the Company’s Bylaws, notice of director nominations to be presented at the 2019 Annual Meeting of Stockholders must be received by the Company’s Secretary no later than February 15, 2019 nor earlier than January 16, 2019, provided that if the 2019 Annual Meeting is held more than 30 days before, or 60 days after, May 16, 2019, such notice must be given by the later of the close of business on the date 120 days prior to the meeting and not later than the close of business on the date 90 days prior to the meeting, or, if the first public announcement of the date of the meeting is less than 100 days prior to the date of the meeting, the tenth day following the date the meeting date is first publicly announced or disclosed. If the number of directors to be elected to the Board is increased and there is no public announcement by the Company naming all of the nominees for director or specifying the size of the increased Board of Directors at least 100 days prior to the first anniversary of the preceding year’s annual meeting, notice of any stockholder nominees to serve as directors for any newly created positions resulting from the increased size may be delivered to the Company’s Secretary no later than the close of business on the tenth day following day on which such public announcement is first made by the Company. A copy of the Company’s Bylaws is available on our website at www.cadencebancorporation.com.

DISTRIBUTION OF CERTAIN DOCUMENTS

This Proxy Statement and our 2017 Annual Review are available at www.cadencebancorporation.com.

The Annual Review of the Company for the fiscal year ended December 31, 2017 (the “2017 Annual Review”), which includes our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, is being made available with this Proxy Statement to our stockholders. Stockholders are referred to the 2017 Annual Review for financial and other information about us. The 2017 Annual Review is not a part of this Proxy Statement. This Proxy Statement and the 2017 Annual Review are also available on our website at www.cadencebancorporation.com.

We are required to file annual, quarterly and current reports, proxy statements and other reports with the SEC. Copies of these filings are available through our website at www.cadencebancorporation.com or the SEC’s website at www.sec.gov. We will furnish copies of our SEC filings (without exhibits), including this Proxy Statement, the 2017 Annual Review and our Annual Report on Form 10-K for the fiscal year ended December 31, 2017, without charge to any stockholder upon written request or verbal request to our Company’s Secretary at 2800 Post Oak Boulevard, Suite 3800, Houston, Texas 77056.

By order of the Board of Directors,

Jerry W. Powell
Executive Vice President, General Counsel and Secretary

A copy of the Company’s 2017 Annual Review is being furnished together with this Proxy Statement. The Company’s 2017 Annual Review does not form any part of the material for the solicitation of proxies.

YOUR VOTE IS IMPORTANT. PLEASE VOTE TODAY. Vote by Internet – QUICK EASY IMMEDIATE – 24 Hours a Day, 7 Days a Week or by Mail Your Internet vote authorizes the named proxies CADENCE to vote your shares in the same manner as if you marked, signed and returned your proxy card. BANCORPORATION Votes submitted electronically over the Internet must be received by 11:59 p.m., Eastern Time, on May 15, 2018. INTERNET/MOBILE — www.cstproxyvote.com Use the Internet to vote your proxy. Have your proxy card available when you access the above website. Follow the prompts to vote your shares. MAIL — Mark, sign and date your proxy card and return it in the postage-paid envelope provided. PLEASE DO NOT RETURN THE PROXY CARD IF YOU ARE VOTING ELECTRONICALLY. FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED PROXY Please mark your votes THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2 AND 3. like this 1. Election of Paul B. Murphy as a Class I FOR AGAINST ABSTAIN 3. Approval of the Company’s Employee FOR AGAINST ABSTAIN Director Stock Purchase Plan 2. Ratification of the appointment of Ernst & FOR AGAINST ABSTAIN Young LLP to serve as the independent registered public accounting firm of the Company for fiscal year 2018 CONTROL NUMBER Signature Signature, if held jointly Date , 2018. Note: Please sign exactly as name appears hereon. When shares are held by joint owners, both should sign. When signing as attorney, executor, administrator, trustee, guardian, or corporate officer, please give title as such.

Important Notice Regarding the Internet Availability of Proxy Materials for the Annual Meeting of Shareholders The 2018 Proxy Statement and the 2017 Annual Report to Shareholders are available at http://www.cstproxy.com/cadencebank/2018 FOLD HERE DO NOT SEPARATE INSERT IN ENVELOPE PROVIDED PROXY THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS CADENCE BANCORPORATION The undersigned appoints Jerry W. Powell and Allison Skinner, and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and to vote, as designated on the reverse hereof, all of the shares of common stock of Cadence Bancorporation, held of record by the undersigned at the close of business on March 21, 2018 at the Annual Meeting of Shareholders of Cadence Bancorporation to be held on May 16, 2018, or at any adjournment thereof. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS INDICATED. IF NO CONTRARY INDICATION IS MADE, THE PROXY WILL BE VOTED IN FAVOR OF ELECTING PAUL MURPHY TO THE BOARD OF DIRECTORS, AND IN FAVOR OF PROPOSAL 2 AND 3, AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXY HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE ANNUAL MEETING. THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. (Continued, and to be marked, dated and signed, on the other side)